Exhibit 4.8
EXECUTION COPY
INVESTMENT NUMBER 29759
GTLP Loan Agreement
between
BANCO DE GALICIA Y BUENOS AIRES S.A.
and
INTERNATIONAL FINANCE CORPORATION
Dated September 8, 2010

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LOAN AGREEMENT
AGREEMENT, dated September 8, 2010, between BANCO DE GALICIA Y BUENOS AIRES S.A., a financial institution organized and existing under the laws of the Republic of Argentina (the “Borrower”), and INTERNATIONAL FINANCE CORPORATION, an international organization established by Articles of Agreement among its member countries including the Republic of Argentina (“IFC”) acting also as Executing Entity for Trust Fund Nbr. TF071560.
ARTICLE I
Definitions and Interpretation
Section 1.01. Definitions. Wherever used in this Agreement, the following terms have the meanings opposite them:
“Accounting Standards” means International Financial Reporting Standards (IFRS) promulgated by the International Accounting Standards Board (“IASB”) (which include standards and interpretations approved by the IASB and International Accounting Standards issued under previous constitutions), together with its pronouncements thereon from time to time, and applied on a consistent basis or the banking accounting standards of the Country;
“Adjusted Interest Rate Gap” means for any time period listed in the first column of the following chart (each, a “Time Period”), the result obtained by multiplying; (i) the Interest Rate Gap for such Time Period; by (ii) the weighting factor listed opposite such Time Period in the second column of the following chart:

Time Period	Weighting Factor
0 to and including 180 days	1.0%
Greater than 180 days to and including 365 days	3.5%
Greater than 1 year to and including 3 years	8.0%
Greater than 3 years to and including 5 years	13.0%
Greater than 5 years to and including 10 years	18.0%
Greater than 10 years	20.0%
“Affiliate” means with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with, such Person (where “control” means the power to direct the management or policies of a Person, directly or indirectly, provided that the direct or indirect ownership of twenty per cent (20%) or more of the voting share capital of a Person is deemed to constitute control of such Person, and “controlling” and “controlled” have corresponding meanings);

“Aggregate Foreign Exchange Open Position” means the aggregate of all Foreign Exchange Open Positions of the Borrower;
“Aggregate Foreign Exchange Risk Ratio” means the result obtained by dividing: (i) the Aggregate Foreign Exchange Open Position; by (ii) Total Capital;
“Aggregate Interest Rate Risk Ratio” means the result obtained by dividing: (i) the aggregate of all Adjusted Interest Rate Gaps in all Time Periods; by (ii) Total Capital; it being understood that positive and negative Adjusted Interest Rate Gaps should be netted in such calculation;
“Aggregate Large Exposures Ratio” means the result obtained by dividing: (i) the aggregate of all Large Exposures; by (ii) Total Capital;
“Aggregate Negative Maturity Gap Ratio” means for Foreign Currencies and local currencies, the result obtained by dividing: (i) the aggregate of each Currency Maturity Gap which is a negative number; by (ii) Total Capital;
“Amended and Restated IFC Long-Term Loan Agreement” means the amended and restated long-term loan agreement dated as of April 27, 2004, executed and delivered, by and between the Borrower and IFC;
“Amended and Restated IFC Subordinated Loan Agreement” means the amended and restated subordinated loan agreement dated as of April 27, 2004, executed and delivered, by and between the Borrower and IFC;
“AML/CFT Officer” means a senior officer of the Borrower whose duties include oversight or supervision of the implementation and operation of, and compliance with, the Borrower’s anti-money laundering and combating the financing of terrorism (AML/CFT) policies, procedures and controls;
“Applicable S&E Law” means all applicable statutes, laws, ordinances, rules and regulations of the Country, including but not limited to any license, permit or other governmental Authorization imposing liability or setting standards of conduct concerning any environmental, social, labor, health and safety or security risks of the type contemplated by the Performance Standards;
“Argentine Central Bank” means the Banco Central de la República Argentina;
“Auditors” means Price Waterhouse & Co. or such other firm that the Borrower appoints from time to time as its auditors pursuant to Section 5.01(c) (Affirmative Covenants);
“Authority” means any national, supranational, regional or local government or governmental, administrative, fiscal, judicial, or government-owned body, department, commission, authority, tribunal, agency or entity, or central bank (or any Person, whether or not government owned and howsoever constituted or called, that exercises the functions of a central bank);
“Authorization” means any consent, registration, filing, agreement, notarization, certificate, license, approval, permit, authority or exemption from, by or with any Authority, whether given by express action or deemed given by failure to act within any specified time period and all corporate, creditors’ and shareholders’ approvals or consents;

“Authorized Representative” means any natural person who is duly authorized by the Borrower to act on its behalf for the purposes specified in, and whose name and a specimen of whose signature appear on, the Certificate of Incumbency and Authority most recently delivered by the Borrower to IFC;
“Banking Regulations” means the laws and regulations applicable to banking and financial institutions in the Country, including any rules, regulations and/or directives issued by the central bank or any Person exercising the functions of a central bank or that otherwise has authority to regulate the banking sector in the Country;
“Business Day” means a day when banks are open for business in New York, New York or, solely for the purpose of determining the applicable Interest Rate other than pursuant to Section 2.03 (f) (ii) (Interest), London, England;
“CAO” means Compliance Advisor Ombudsman, the independent accountability mechanism for IFC that impartially responds to environmental and social concerns of affected communities and aims to enhance outcomes;
“Capital Stock” with respect to any Person, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents or interests in (however designated) equity of such Person, including any preferred stock, but excluding any debt securities convertible into such equity;
“Category A Activity” means any activity of an Eligible Sub-borrower which is likely to have significant adverse environmental impacts that are sensitive, diverse or unprecedented;
“Category A Client” has the meaning set forth in Section 5.01 (m) (Affirmative Covenants);
“Certificate of Incumbency and Authority” means a certificate provided to IFC by the Borrower in the form of Schedule 1;
“Change of Control” any of the following: (i) any Person, other than one (1) or more of the Escasany, Ayerza and Braun Family Members, (A) Controls or (B) owns, jointly or severally, directly or indirectly, any of the Capital Stock or any of the Voting Stock of EBA Holding S.A., (ii) the failure of EBA Holding S.A. to (A) Control and (B) own Voting Stock which (except for those matters for which class “A” shares of Grupo Galicia have the right to only one (1) vote) has the right to at least fifty-nine point forty-two percent (59.42%) of the total votes at shareholders meetings of Grupo Galicia, provided that such percentage may be reduced (without constituting a “Change of Control”) to a percentage of Voting Stock which (except for those matters for which class “A” shares of Grupo Galicia have the right to only one (1) vote) has the right to cast a majority of the votes at shareholders meetings of Grupo Galicia in the event that Grupo Galicia issues equity securities by reason of any transaction not prohibited under the terms of this Agreement or any Transaction Document (including, without limitation, the issuance of equity by the Borrower), and/or (iii) the failure of Grupo Galicia to (A) Control the Borrower and (B) to own at least ninety-three percent (93%) of the Capital Stock and Voting Stock of the Borrower; provided that such percentage may be reduced (without constituting a “Change of Control”) to sixty-five percent (65%) of the Capital Stock and Voting Stock of the Borrower in the event that the Borrower issues equity securities by reason of any transaction not prohibited under the terms of this Agreement or any of the Transaction Documents (including, without limitation, the issuance of equity by the Borrower);

“Charter” means, with respect to the Borrower, the estatutos;
“Coercive Practice” has the meaning assigned to it in Annex C;
“Collection Account” has the meaning ascribed to the term defined and referred to in Spanish as “Cuenta de Cobro” in the Security Documents;
“Collusive Practice” has the meaning assigned to it in Annex C;
“Consolidated” or “Consolidated Basis” means with respect to any financial statements to be provided, or any financial calculation to be made, under or for the purposes of this Agreement the method referred to in Section 1.02 (c) (Financial Calculations); and the entities whose accounts are to be consolidated with the accounts of the Borrower are all the Subsidiaries of the Borrower;
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of Voting Stock, by contract or otherwise, and the verb “Control” and the terms “Controlling” and “Controlled” have the meanings correlative to the foregoing; provided that any controller (veedor) appointed by the Central Bank to oversee the operations of the Borrower shall not be construed as “Controlling” the direction of the management and/or policies of the Borrower;
“Corrupt Practice” has the meaning assigned to it in Annex C;
“Country” means the Republic of Argentina;
“Currency Maturity Gap” means for assets and liabilities denominated in the same currency, the difference between: (i) the aggregate of all on- and off-balance sheet assets maturing within ninety (90) days; and (ii) the aggregate of all on- and off-balance sheet liabilities maturing within ninety (90) days;
“Directly Export Oriented SME” means any SME with direct exports in the agribusiness sector;
“Disbursement” means any disbursement of the GTLP Facility;
“Dollars” and “$” means the lawful currency of the United States of America;
“Economic Group” means, with respect to any Person, all Persons that are Affiliates, Related Parties or Linked Parties of such Person;
“Economic Group Exposure Ratio” means, the result obtained by dividing: (i) the Exposure of the Borrower to any Person or Economic Group; by (ii) Total Capital;

“Eligible Sub-borrower” means any SME which: (i) is at least majority privately owned, i.e., with participation in its voting and non-voting capital by public sector entities not exceeding forty-nine per cent (49%); (ii) has annual sales of less than sixty million Dollars ($60,000,000) equivalent; (iii) is not a Related Party or an Affiliate of the Borrower; (iv) conducts its business and operations primarily in the Country; (v) in case of primary agricultural farmers, it owns land; (vi) is either a Directly Export Oriented SME or an Indirectly Export Oriented SME; (vii) complies with the environmental requirements of the Country; and (viii) is not primarily engaged in any of the activities on the Exclusion List;
“Eligible Sub-loan” means any loan which is made by the Borrower to an Eligible Sub-borrower which meets all of the following criteria: (i) is denominated in Dollars; (ii) has a principal amount not exceeding two million Dollars ($2,000,000) equivalent; (iii) is evidenced by an agreement containing such provisions as would enable the Borrower to comply with the requirements set out in this Agreement; (iv) is secured through a first-ranking mortgage (hipoteca) over real estate property and/or, in the case of loans granted for the acquisition of agricultural machinery equipment, first-ranking chattel mortgage (prenda con registro) over acquired equipment, for the sole and exclusive benefit of the Borrower, or any other collateral structure acceptable to IFC in its sole discretion; (v) proceeds thereof are not applied towards financing activities listed in the Exclusion List; (vi) its grace period, amortization schedule, interest, interest payment dates and final maturity provisions match those set forth in this Agreement in order to comply with all relevant Security Documents, provided that, with respect to IFC Tranche Eligible Sub-loans, the grace period thereof will be larger than that of the last IFC Tranche Eligible Sub-loans, as grace periods will need to match the grace period of the IFC Tranche, and will decrease accordingly depending on the timing of disbursements of the respective Eligible Sub-loans; and (vii) is approved in full compliance with the Borrower’s internal credit underwriting policies and standards;
“Eligible Sub-loan Documents” means all and each of the agreements and/or documents and/or instruments (including, without limitation, promissory notes, pagarés, or any other kind of similar instruments) evidencing, relating to, and/or in connection with, all and each of the Eligible Sub-loans and the associated collateral securing the obligations of the respective Eligible Sub-borrowers in connection therewith;
“Eligible Sub-loan Program” means a program for the origination and/or acquisition of certain discrete amounts of Eligible Sub-loans, to IFC’s satisfaction, with respect to which a Disbursement under the GTLP Facility is requested by the Borrower;
“Eligible Sub-loans Status Report” means, for all of the Eligible Sub-loans pledged by the Borrower to IFC pursuant to the Security Documents, a report provided to IFC by the Borrower in the form attached hereto as Schedule 8;
“Equity to Assets Ratio” means the result obtained by dividing: (i) Shareholders’ Equity; by (ii) Total Assets;
“Escasany, Ayerza and Braun Family Members” means any members of the Escasany, Ayerza and Braun families who are holders of Class “A” Shares of EBA Holding S.A., or their heirs, descendants and spouses who receive shares as a result of dissolution of marriage, which holders of Class “A” Shares and the Fundación Banco de Galicia y Buenos Aires S.A. are (to the extent applicable) identified in the shareholders’ meeting minutes, Number 1 of EBA Holding S.A. dated October 12, 1999, and registered before the Registro Público de Comercio under number 18,036, Libro VIII, Tomo de Sociedades por Acciones, Número Correlativo IGJ 1670663, the names of which are identified in Annex E;

“Event of Default” means any one of the events specified in Section 6.02 (Events of Default);
“Exclusion List” means the list of prohibited activities set forth in Annex B;
“Exposure” means with respect to any Person or Economic Group, the aggregate of all on-balance sheet assets (including equity) and off-balance sheet commitments and contingencies of the Borrower to such Person or Economic Group, less any related cash collateral; provided, however, that any on-balance sheet assets (including equity), or off-balance sheet commitments or contingencies to the Argentine Central Bank denominated in Pesos shall not be included in the calculation of the Exposure of the Borrower to such Person or Economic Group;
“Facility Currency” means Dollars;
“Financial Year” means the accounting year of the Borrower commencing each year on January 1 and ending on the following December 31, or such other period as the Borrower, with IFC’s consent, from time to time designates as its accounting year;
“Fixed Assets Plus Equity Investments Ratio” means the result obtained by dividing: (i) the aggregate of net fixed assets and equity investments, less (A) equity investments in unconsolidated banking and financial subsidiary companies, and (B) equity investments in other banks and financial institutions; by (ii) Total Capital;
“Foreign Currency” means any currency other than Pesos;
“Foreign Currency Maturity Gap Ratio” means for each Foreign Currency representing more than five per cent (5%) of the Borrower’s assets, the result obtained by dividing: (i) the Currency Maturity Gap; by (ii) Total Capital;
“Foreign Exchange Open Position” means with respect to any Foreign Currency, the absolute difference between assets and liabilities in that Foreign Currency, after giving effect to all Qualifying Off-Balance Sheet Hedges;
“Fraudulent Practice” has the meaning assigned to it in Annex C;
“Grupo Galicia” means Grupo Financiero Galicia S.A., a corporation organized and validly existing under the laws of the Country;
“GTLP Facility” means the facility specified in Section 2.01 (a) (Amount and Purpose) or, as the context requires, its principal amount from time to time outstanding;
“IFC Exposure” means with respect to any Person or Economic Group, the aggregate of all on-balance sheet assets (including equity) and off-balance sheet commitments and contingencies of the IFC to such Person or Economic Group, less any related cash collateral; provided, however, that any on-balance sheet assets (including equity), or off-balance sheet commitments or contingencies to the Argentine Central Bank denominated in Pesos shall not be included in the calculation of the IFC Exposure to such Person or Economic Group;

“IFC Tranche” has the meaning ascribed thereto in Section 2.01(a)(i) (Amount and Purpose);
“IFC Tranche Eligible Sub-loans” has the meaning ascribed thereto in Section 2.01(b)(1) (Amount and Purpose);
“IFC Tranche Interest Rate” means for any Interest Period, the rate at which interest is payable on the IFC Tranche during that Interest Period, determined in accordance with Section 2.03 (Interest);
“Increased Costs” means the amount certified in an Increased Costs Certificate to be the net incremental costs of, or reduction in return to, IFC, or any Participant in connection with the making or maintaining of the GTLP Facility or its Participation that result from:
(i)	any change in any applicable law or regulation or directive (whether or not having force of law) or in its interpretation or application by any Authority charged with its administration; or
(ii)	compliance with any request from, or requirement of, any central bank or other monetary or other Authority;
which, in either case, after the date of this Agreement: (A) imposes, modifies or makes applicable any reserve, special deposit or similar requirements against assets held by, or deposits with or for the account of, or loans made by, IFC or that Participant; (B) imposes a cost on IFC as a result of IFC having made the GTLP Facility or on that Participant as a result of that participant having acquired its Participation reduces the rate of return on the overall capital of IFC or that Participant that it would have achieved, had IFC not made the GTLP Facility or that Participant not acquired its Participation, (C) changes the basis of taxation on payments received by IFC in respect of the GTLP Facility or by that Participant with respect to its Participation (otherwise than by a change in taxation of the overall net income of IFC or that Participant imposed by the jurisdiction of its incorporation or in which it books its Participation or in any political subdivision of any such jurisdiction); or (D) imposes on IFC or on that Participant any other condition regarding the making or maintaining of the GTLP Facility or that Participant’s Participation in the GTLP Facility; but excluding any incremental costs of making or maintaining a Participation that are a direct result of that participant having its principal office in the Country or having or maintaining a permanent office or establishment in the Country, if and to the extent that permanent office or establishment acquires that Participation;
“Increased Costs Certificate” means a certificate provided from time to time by IFC (based on a certificate to IFC from any Participant) certifying: (i) the circumstances giving rise to the Increased Costs; (ii) that the costs of IFC or, as the case may be, that Participant have increased or the rate of return of either of them has been reduced; (iii) that, IFC or, as the case may be, that Participant has, in its opinion, exercised reasonable efforts to minimize or eliminate the relevant increase or reduction, and (iv) the amount of Increased Costs;
“Indirectly Export Oriented SME” means any SME operating in agribusiness indirectly export oriented sectors, being the following considered “indirectly” export oriented sectors: (i) primary agricultural and cattle raising, (ii) agricultural service and input providers, and (ii) acquisition of agricultural machinery equipment;

“Interest Determination Date” means, except as otherwise provided in Section 2.03(f)(ii) (Interest), the second Business Day before the beginning of each Interest Period;
“Interest Payment Date” means June 15 and December 15 in each year;
“Interest Period” means each period of six (6) months beginning on an Interest Payment Date and ending on the day immediately before the next following Interest Payment Date, except in the case of the first period applicable to each Disbursement when it means the period beginning on the date on which that Disbursement is made and ending on the day immediately before the next following Interest Payment Date;
“Interest Rate” means, indistinctively, the IFC Tranche Interest Rate and the Parallel Tranche Interest Rate;
“Interest Rate Gap” means for any Time Period, the difference between: (i) on- and off-balance sheet assets repricing or maturing in such Time Period, and (ii) on- and off-balance sheet liabilities maturing or repricing in such Time Period;
“Interest Rate Risk Ratio” means for each Time Period, the result obtained by dividing: (i) the Adjusted Interest Rate Gap for such Time Period; by (ii) Total Capital;
“Investment Report” a report in the form attached hereto as Schedule 7;
“Large Exposure” means with respect to any Person or Economic Group, the Exposure of the Borrower to such Person or Economic Group which is in excess of ten per cent (10%) of Total Capital;
“Liability” or “Liabilities” means with respect to any Person, the aggregate of all obligations (actual or contingent) of such Person to pay or repay money;
“LIBOR” means the British Bankers’ Association (“BBA”) interbank offered rates for deposits in the Facility Currency which appear on the relevant page of the Reuters Service (currently Reuters Screen LIBOR01) or, if not available, on the relevant pages of any other service (such as Bloomberg Financial Markets Service) that displays such BBA rates; provided that if BBA for any reason ceases (whether permanently or temporarily) to publish interbank offered rates for deposits in the Facility Currency, “LIBOR” shall mean the rate determined pursuant to Section 2.03 (f) (Interest);
“Lien” means any mortgage, pledge, charge, assignment, hypothecation, security interest, title retention, preferential right, trust arrangement, right of set-off, counterclaim or banker’s lien, privilege or priority of any kind having the effect of security, any designation of loss payees or beneficiaries or any similar arrangement under or with respect to any insurance policy or any preference of one creditor over another arising by operation of law;
“Linked Party” means with respect to any Person (“Person A”), each of the following: (i) each other Person who has received a loan or other extension of credit from the Borrower and has provided proceeds of any loan or extension of credit or assets purchased with the proceeds of any loan or extension of credit to Person A in a transaction that is not an arm’s length arrangement; or (ii)each other Person who has received a loan or other extension of credit from the Borrower and has a financial interest in a common enterprise with Person A, where a common enterprise is deemed to exist when the expected source of repayment is the same for their respective loans or extensions of credit and neither Person A nor the other Person has another source of income from which the loan and such Person’s other financial obligations may be fully repaid; and it is understood that an employer will be treated as the source of repayment for credit to an employee of such employer under this clause (ii) so that any employee shall be considered a Linked Party of its employer if such employer has received a loan or other extension of credit from the Borrower;

“Long-term Debt” means that part of the Liabilities of the Borrower whose final maturity falls due more than one year after the date it is incurred (including the current maturities thereof);
“Market Disruption Event” means that, before the close of business in London on the Interest Determination Date for the relevant Interest Period, the cost to IFC or Participants whose Participations in the GTLP Facility represent in the aggregate thirty per cent (30%) or more of the outstanding principal amount of the GTLP Facility (as notified to IFC by such Participants) of funding the GTLP Facility or such Participations (as applicable) would be in excess of LIBOR;
“Material Adverse Effect” means a material adverse effect on: (i) the Borrower, its assets or properties; (ii) the Borrower’s business prospects or financial condition; (iii) the implementation of, or the carrying on of, the Borrower’s business or operations; or (iv) the ability of the Borrower to comply with its obligations under this Agreement or under any other Transaction Document to which the Borrower is a party;
“Net Fixed Assets” means with respect to the Borrower, (i) property and equipment, (ii) sundry goods, (iii) expenses in organization and research, and (iv) goodwill; net of depreciation, accumulated amortizations, and provisions;
“Note” has the meaning ascribed thereto in Section 2.02 (c) (Disbursement Procedure);
“Obstructive Practice” has the meaning assigned to it in Annex C;
“Open Credit Exposures Ratio” means the result obtained by dividing: (i) Problem Exposures less total provisions; by (ii) Total Capital;
“Parallel Tranche” has the meaning ascribed thereto in Section 2.01(a)(ii) (Amount and Purpose);
“Parallel Tranche Eligible Sub-loans” has the meaning ascribed thereto in Section 2.01(b)(2) (Amount and Purpose);
“Parallel Tranche Interest Rate” means for any Interest Period, the rate at which interest is payable on the Parallel Tranche during that Interest Period, determined in accordance with Section 2.03 (Interest);
“Participant” means any Person who acquires a Participation in the GTLP Facility;
“Participation” means a participating interest in the GTLP Facility, or as the context requires, in any Disbursement;

“Performance Standards” means IFC’s Performance Standards on Social & Environmental Sustainability, dated April 30, 2006, copies of which are available publicly on the IFC website at http://www.ifc.org/ifcext/enviro.nsf/Content/EnvSocStandards;
“Person” means any natural person, corporation, company, partnership, firm, voluntary association, joint venture, trust, unincorporated organization, Authority or any other entity whether acting in an individual, fiduciary or other capacity;
“Pesos” and “AR$” means the lawful currency of the Country;
“Potential Event of Default” means any event or circumstance which would, with notice, lapse of time, the making of a determination or any combination thereof, become an Event of Default;
“Problem Exposures” means the aggregate of: (i) Exposures where any portion of such Exposures are, on non-accrual status, ninety (90) days or more in arrears, or for which there is otherwise doubt that payments will be made in full; (ii) Exposures where any portion of such Exposures have been restructured within the past twelve (12) months; (iii) assets received in lieu of payment (including, but not limited to, real estate and equity shares); and (iv) claims on other Persons that are unreconciled, unsettled or otherwise unresolved for ninety (90) days or longer;
“Qualifying Off-Balance Sheet Hedges” means hedging instruments with regulated banks rated investment grade on the national scale by any of Standard & Poor’s, Moody’s Investors Service or Fitch Ratings, Ltd.;
“Related Party” means with respect to any Person, each of the following: (i) each member of such Person’s board of directors, supervisory board or equivalent body; (ii) each member of such Person’s senior management; (iii) each Person holding, directly or indirectly, more than five per cent (5%) of the voting or non-voting share capital of such Person; (iv) each of the parents, children and siblings of the Persons falling under clauses (i) through (iii) above; (v) each of the spouses of the Persons falling under clauses (i) through (iv) above; and (vi) each of the Affiliates and Linked Parties of the Persons falling under clauses (i) through (v) above;
“Related Party Exposure Ratio” means the result obtained by dividing: (i) the Exposure of the Borrower to all Related Parties, Affiliates and Linked Parties of the Borrower, less any Exposure of the Borrower to any wholly owned operating Subsidiary of the Borrower involved in leasing, factoring, consumer finance, mortgage finance, or merchant/investment banking; by (ii) Total Capital;
“Relevant Financing Operations” means the on-lending operations of the Borrower financed by the GTLP Facility;
“Relevant Spread” means, collectively, the Relevant Spread for the IFC Tranche and the Relevant Spread for the Parallel Tranche;
“Relevant Spread for the IFC Tranche” means 4.25% per annum;
“Relevant Spread for the Parallel Tranche” means 4.00% per annum;
“Restructured IFC Loan Agreements” means, collectively, (i) the Amended and Restated IFC Long-Term Loan Agreement, and (ii) the Amended and Restated IFC Subordinated Loan Agreement;

“Restructured IFC Loans” means, collectively, all and each of the restructured loans from IFC to the Borrower provided for in the Restructured IFC Loan Agreements;
“Risk Weighted Assets” means, with respect to the Borrower, the amount computed in accordance with the Argentine Central Bank regulations prevailing as of the date of this Agreement;
“Risk Weighted Capital Adequacy Ratio” means the result obtained by dividing: (i) Total Capital; by (ii) Risk Weighted Assets;
“Sanctionable Practice” means any Corrupt Practice, Fraudulent Practice, Coercive Practice, Collusive Practice, or Obstructive Practice, as those terms are defined herein and interpreted in accordance with the Anti-Corruption Guidelines attached to this Agreement as Annex C;
“Security” the security created by or pursuant to the Security Documents to secure all amounts owing by the Borrower to IFC under this Agreement and the Transaction Documents;
“Security Documents” the documents providing for the Security, consisting of (i) a first-ranking credit pledge (prenda de créditos) over all and each of the IFC Tranche Eligible Sub-loans to secure the Borrower’s obligations with respect to the IFC Tranche; (i) a first-ranking credit pledge (prenda de créditos) over all and each of the Parallel Tranche Eligible Sub-loans to secure the Borrower’s obligations with respect to the Parallel Tranche, in both cases including, without limitation, all and each of the respective Eligible Sub-loan Documents, for the sole and exclusive benefit of IFC, provided that the GTLP Facility will be structured to be a self-liquidating transaction, whereby the financing terms of the respective Tranche of the GTLP Facility and the financing terms of the IFC Tranche Eligible Sub-loans or the Parallel Tranche Eligible Sub-loans, as the case may be, will match in a way so that all proceeds out of Eligible Sub-loans’ repayment will be directly passed through to an IFC account for purposes of further payments to IFC of amounts owed under the GTLP Facility; and (iii) all and any other document, instrument and/or agreement relating to, and/or in connection with, any of the foregoing (including, without limitation, documents providing for the administration and management of the pledged Eligible Sub-loans);
“Security-to-Loan Ratio” means, on any relevant date of calculation, the result obtained by dividing (A) the sum of (i) the aggregate principal amount outstanding owed as of such date by the Eligible Sub-borrowers under the Eligible Sub-loans in respect of which the Security has been created and fully perfected as of such date plus (ii) the aggregate amount of all cash deposited and credited into the Collection Account as of such date; by (B) the aggregate principal amount outstanding owed by the Borrower to IFC under this Agreement as of such date;
“SEMS Officer” means a senior officer of the Borrower to be responsible for administration and oversight of the S&E Management System, initially appointed in accordance with Section 4.01 (j) (Conditions of First Disbursement);
“SEMS Plan” means the plan set forth in Schedule 12, setting forth in reasonable detail the specific measures, modifications and enhancements to be implemented by the Borrower in respect of the S&E Management System;

“Significant Subsidiary” any Subsidiary of the Borrower in which the Borrower’s and its other Subsidiaries’ proportionate share of the total assets (after intercompany eliminations) of the Subsidiary exceeds five per cent (5%) of the total assets of the Borrower and its Subsidiaries consolidated as of the end of the most recently completed Fiscal Year; provided that such percentage shall be eleven per cent (11%) in the case of Subsidiaries not organized under the laws of the Country;
“SME” means small and medium-sized enterprises, incorporated in the Country and active in the agribusiness sector;
"S&E Management System” means the social and environmental management system of the Borrower, as implemented and/or in effect from time to time, that enables the Borrower to identify, assess and manage the social and environmental risks in respect of the Relevant Financing Operations in accordance with the S&E Requirements;
“S&E Performance Report” means a written report prepared by the Borrower, substantially in the form of Schedule 11, evaluating the social and environmental performance of Eligible Sub-borrowers for the previous fiscal year, describing in reasonable detail (i) implementation and operation of the S&E Management System and (ii) the environmental and social performance of the Eligible Sub-borrowers;
“S&E Requirements” means the social and environmental obligations to be undertaken by the Eligible Sub-borrowers to ensure compliance with: (i) the Exclusion List; (ii) Applicable S&E Laws; (iii) the Performance Standards, and (iv) any other requirements established by the S&E Management System;
“Shareholders Equity” means total equity as calculated under the Accounting Standards;
“Shell Bank” means a bank incorporated in a jurisdiction in which it has no physical presence and which is not an Affiliate of a regulated (i) bank or (ii) financial group;
“Single Currency Foreign Exchange Risk Ratio” means for each Foreign Currency, the result obtained by dividing: (i) the Foreign Exchange Open Position; by (ii) Total Capital;
“Subsidiary” means, with respect to any Person, any entity over 50% of whose capital is owned, directly or indirectly, by that Person; or for which that Person may nominate or appoint a majority of the members of the board of directors or persons performing similar functions; or which is otherwise effectively controlled by that Person;
“Taxes” means any present or future taxes, withholding obligations, duties and other charges of whatever nature levied by any Authority;
“Time Period” has the meaning set forth in the definition of Adjusted Interest Rate Gap;
“Total Assets” means total assets, as calculated under the Accounting Standards;
“Total Capital” means the Borrower’s “Responsabilidad Patrimonial Computable” as defined by the Argentine Central Bank regulations prevailing as of the date of this Agreement;

“Tranche” means, indistinctively, the IFC Tranche or the Parallel Tranche;
“Transaction Documents” means (i) this Agreement; (ii) the Security Documents; and (iii) all and any agreement, documents and/or instruments relating to, and/or in connection with, the above referred documents and agreements;
“Voting Stock” means with respect to a Subsidiary or an Affiliate, any stock of the class or classes having general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of such Person; provided that for the purposes hereof, stock which carries only the right to vote conditionally on the happening of an event shall not be considered Voting Stock, whether or not such event shall have happened; and
“World Bank” means the International Bank for Reconstruction and Development, an international organization established by Articles of Agreement among its member countries.
Section 1.02. Financial Calculations. (a) All financial calculations to be made under, or for the purposes of, this Agreement and any other Transaction Document shall be made in accordance with the Accounting Standards and, except as otherwise required to conform to any provision of this Agreement, shall be calculated from the then most recently issued quarterly financial statements which the Borrower is obligated to furnish to IFC under Section 5.04 (a) (Reporting Requirements).
(b) Where quarterly financial statements from the last quarter of a Financial Year are used for the purpose of making certain financial calculations then, at IFC’s option, those calculations may instead be made from the audited financial statements for such Financial Year.
(c) If a financial calculation is to be made under or for the purposes of this Agreement or any other Transaction Document on a Consolidated Basis, that calculation shall be made by reference to the sum of all amounts of similar nature reported in the relevant financial statements of each of the entities whose accounts are to be consolidated with the accounts of the Borrower plus or minus the consolidation adjustments customarily applied to avoid double counting of transactions among any of those entities, including the Borrower.
Section 1.03. Interpretation. In this Agreement, unless the context otherwise requires:
(a) headings are for convenience only and do not affect the interpretation of this Agreement;
(b) a reference to an Annex, Article, party, Schedule or Section is a reference to that Article or Section of, or that Annex, party or Schedule to, this Agreement;
(c) words importing the singular include the plural and vice versa;
(d) a reference to a document includes an amendment or supplement to, or replacement or novation of, that document but disregarding any amendment, supplement, replacement or novation made in breach of this Agreement;
(e) a reference to a party to any document includes that party’s successors and permitted assigns.

Section 1.04. Business Day Adjustment. (a) When an Interest Payment Date is not a Business Day, then such Interest Payment Date shall be automatically changed to the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).
(b) When the day on or by which a payment (other than a payment of principal or interest) is due to be made is not a Business Day, that payment shall be made on or by the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).
ARTICLE II
The GTLP Facility
Section 2.01. Amount and Purpose. (a) Subject to the provisions of this Agreement, IFC agrees to establish a line of credit (the “GTLP Facility”) in favor of the Borrower, made of up to two (2) facility tranches, as follows: (i) a tranche to be applied exclusively towards origination of a pool of Dollar-denominated long-term loans to Eligible Sub-borrowers in an amount of up to twenty million Dollars ($20,000,000.00) (the “IFC Tranche”); and (ii) a tranche to be applied exclusively towards origination of a pool of Dollar-denominated short-term and medium-term loans to Eligible Sub-borrowers in an amount of up to twenty million Dollars ($20,000,000.00) (the “Parallel Tranche”).
(b) The purpose of the GTLP Facility is to provide the Borrower with a credit line to be used exclusively to originate (1) with funds out of the IFC Tranche, a pool of Eligible Sub-loans with a sustainability component aimed at (y) reducing the environmental impact of agribusiness practices through waste-recycling and (z) improving the efficiency of limited resources use, as detailed in Annex D (collectively, the “IFC Tranche Eligible Sub-loans”); and (2) with funds out of the Parallel Tranche, a pool of Eligible Sub-loans to finance capital expenditure programs, expansion capacity, or any combination thereof (collectively, the “Parallel Tranche Eligible Sub-loans”), all of the foregoing under any relevant Eligible Sub-loan Program; provided that, (i) except as provided in (ii) below, the maximum aggregate exposure per Eligible Sub-borrower (taking into account, for avoidance of any doubt, IFC Tranche Eligible Sub-loans and Parallel Tranche Eligible Sub-loans) shall never exceed two million Dollars ($2,000,000), (ii) at any time from time to time, no more than three (3) Eligible Sub-borrowers will be allowed to hold both, an IFC Tranche Eligible Sub-loan and a Parallel Tranche Eligible Sub-loan for a maximum aggregate amount, per Eligible Sub-borrower, not exceeding four million Dollars ($4,000,000), and (iii) at least fifty per cent (50%) of the aggregate amount of the Eligible Sub-loans shall be represented by Eligible Sub-loans granted to Eligible Sub-borrowers with annual sales below twenty-five million Dollars ($25,000,000).
Section 2.02. Disbursement Procedure. (a) The Borrower may request Disbursements under each Tranche by delivering to IFC, at least ten (10) Business Days prior to the proposed date of Disbursement, a Disbursement request substantially in the form of Schedule 2. Each Disbursement shall be made by IFC at a bank in New York, New York for further credit to the Borrower’s account at a bank in the Country, or any other place acceptable to IFC, all as specified by the Borrower in the relevant Disbursement request. Each Disbursement (other than the last one) shall be made in an amount of not less than five million Dollars ($5,000,000), provided, however, that the first Disbursement may be made in an amount of less than five million Dollars ($5,000,000) but shall, in any such case, be made in an amount equal to, or greater than, two million Dollars ($2,000,000).

(b) The Borrower shall deliver to IFC a receipt, substantially in the form of Schedule 3, within five (5) Business Days following each Disbursement, together with an Investment Report, in a form reasonably satisfactory to IFC, for each Eligible Sub-loan Program for which the funds requested to be disbursed will be used.
(c) Each Disbursement shall be evidenced by a non-endorsable promissory note (pagaré), payable on demand, for the aggregate principal amount of such Disbursement (each such promissory note, a “Note”), which shall be issued and delivered by the Borrower, in the form attached hereto as of Schedule 5, to secure its payment obligations hereunder.
(d) The issuance of any of the Notes provided for hereunder is not intended to, and shall hence not, constitute a novation of any of the Borrower’s obligations hereunder or under any of the other Transaction Documents, as the case may be.
(e) IFC may, by notice to the Borrower, suspend the right of the Borrower to Disbursements or cancel the undisbursed portion of each Tranche in whole or in part: (i) if the first Disbursement has not been made by (y) March 8, 2011, for Disbursements under the IFC Tranche; or (z) November 8, 2010, for Disbursements under the Parallel Tranche; (ii) if any Event of Default has occurred and is continuing or if the Event of Default specified in Section 6.02(d) (Events of Default) is, in the reasonable opinion of IFC, imminent; (iii) if any event or condition has occurred which has or can reasonably be expected to have a Material Adverse Effect; or (iv) on or after (y) March 8, 2012, for Disbursements under the IFC Tranche; or (z) March 8, 2011, for Disbursements under the Parallel Tranche. Upon any cancellation, the Borrower shall, subject to subsection (e) of this Section 2.02, pay to IFC all fees and other amounts accrued (whether or not then due and payable) under this Agreement up to the date of that cancellation.
(f) The Borrower may, by notice to IFC, irrevocably request IFC to cancel the undisbursed portion of the GTLP Facility on the date specified in that notice (which shall be a date not earlier than 30 days after the date of that notice) provided that, subject to subsection (g) of this Section 2.02, IFC has received all fees and other amounts accrued (whether or not then due and payable) under this Agreement up to such specified date.
(g) In the case of partial cancellation of the GTLP Facility pursuant to subsection (e) or (f) of this Section 2.02, interest on the amount then outstanding of the GTLP Facility remains payable as provided in Section 2.03 (Interest).
(h) Any portion of the GTLP Facility that is cancelled under this Section 2.02 may not be reinstated or disbursed.
Section 2.03. Interest. (a) Subject to the provisions of Section 2.04 (Default Rate Interest), the Borrower shall pay interest on each Tranche of the GTLP Facility in accordance with this Section 2.03.
(b) During each Interest Period, each Tranche of the GTLP Facility (or, with respect to the first Interest Period for each Disbursement, the amount of that Disbursement) shall bear interest at the applicable Interest Rate for that Interest Period.

(c) Interest on each Tranche of the GTLP Facility shall accrue from day to day, be prorated on the basis of a 360-day year for the actual number of days in the relevant Interest Period and be payable in arrears on the Interest Payment Date immediately following the end of that Interest Period; provided that with respect to any Disbursement made less than 15 days before an Interest Payment Date, interest on that Disbursement shall be payable commencing on the second Interest Payment Date following the date of that Disbursement.
(d) The IFC Tranche Interest Rate for any Interest Period shall be the rate which is the sum of:
(i)	the Relevant Spread for the IFC Tranche; and

(ii)
LIBOR on the Interest Determination Date for that Interest Period for six (6) months (or, in the case of the first Interest Period for any Disbursement, for 1 month, 2 months, 3 months or 6 months, whichever period is closest to the duration of the relevant Interest Period (or, if two periods are equally close, the longer one)) rounded upward to the nearest three decimal places.

(e) The Parallel Tranche Interest Rate for any Interest Period shall be the rate which is the sum of:
(i)	the Relevant Spread for the Parallel Tranche; and

(ii)
LIBOR on the Interest Determination Date for that Interest Period for six (6) months (or, in the case of the first Interest Period for any Disbursement, for 1 month, 2 months, 3 months or 6 months, whichever period is closest to the duration of the relevant Interest Period (or, if two periods are equally close, the longer one)) rounded upward to the nearest three decimal places.

(f) If, for any Interest Period, IFC cannot determine LIBOR by reference to the Reuters Service or any other service that displays BBA rates, IFC shall notify the Borrower and shall instead determine LIBOR:
(i)
on the second Business Day before the beginning of the relevant Interest Period by calculating the arithmetic mean (rounded upward to the nearest three decimal places) of the offered rates advised to IFC on or around 11:00 a.m., London time, for deposits in the Facility Currency and otherwise in accordance with Sections 2.03 (d) (ii) or (e) (ii), by any 4 major banks active in the Facility Currency in the London interbank market, selected by IFC; provided that if less than four quotations are received, IFC may rely on the quotations so received if not less than 2; or

(ii)
if less than 2 quotations are received from the banks in London in accordance with subsection (i) above, on the first day of the relevant Interest Period, by calculating the arithmetic mean (rounded upward to the nearest three decimal places) of the offered rates advised to IFC on or around 11:00 a.m., New York time, for loans in the Facility Currency and otherwise in accordance with Sections 2.03 (d) (ii) or (e) (ii), by a major bank or banks in New York, New York selected by IFC.

(g) Subject to any alternative basis agreed as contemplated by Section 2.03(h) below, if a Market Disruption Event occurs in relation to all or any part of the GTLP Facility for any Interest Period, IFC shall promptly notify the Borrower of such event and the relevant Interest Rate for the relevant portion of the GTLP Facility for that Interest Period shall be the rate which is the sum of:
(i)	the Relevant Spread; and

(ii)
either (A) the rate which expresses as a percentage rate per annum the cost to IFC (or the relevant Participant, as notified to IFC as soon as practicable and in any event not later than the close of business on the first day of the relevant Interest Period) of funding the GTLP Facility or its Participation (as applicable) from whatever source it may reasonably select or (B) at the option of IFC (or any such Participant, as applicable), LIBOR for the relevant period as determined in accordance with Sections 2.03(d)(ii) or (e)(ii) above;

(h) (i) If a Market Disruption Event occurs in relation to the GTLP Facility and IFC or the Borrower so requires, within 5 Business Days of the notification by IFC pursuant to Section 2.03(g) above, IFC and the Borrower shall enter into good faith negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the rate of interest applicable to the GTLP Facility.
(ii)	Any alternative basis agreed pursuant to sub-paragraph (i) above shall take effect in accordance with its terms and be binding on each party hereto.

(iii)	If agreement cannot be reached, the Borrower may prepay the relevant portion of the GTLP Facility in accordance with Section 2.06 (a) but without any prepayment premium.
(i) On each Interest Determination Date for any Interest Period, IFC shall determine the Interest Rate applicable to that Interest Period and promptly notify the Borrower of that rate.
(j) The determination by IFC, from time to time, of the applicable Interest Rate shall be final and conclusive and bind the Borrower (unless the Borrower shows to IFC’s satisfaction that the determination involves manifest error).
Section 2.04. Default Rate Interest. (a) Without limiting the remedies available to IFC under this Agreement or otherwise (and to the maximum extent permitted by applicable law), if the Borrower fails to make any payment of principal or interest (including interest payable pursuant to this Section) or any other payment provided for in Section 2.07 (Fees) when due as specified in this Agreement (whether at stated maturity or upon acceleration), the Borrower shall pay interest on the amount of that payment due and unpaid at the rate which shall be the sum of two per cent (2%) per annum and the Interest Rate in effect from time to time.
(b) Interest at the rate referred to in Section 2.04 (a) shall accrue from the date on which payment of the relevant overdue amount became due until the date of actual payment of that amount (as well after as before judgment), and shall be payable on demand or, if not demanded, on each Interest Payment Date falling after any such overdue amount became due.

Section 2.05. Repayment. (a) Subject to Section 1.04 (Business Day Adjustment), the Borrower shall repay the IFC Tranche in eight (8) equal, consecutive semi-annual installments on the following Interest Payment Dates and in the following amounts:

Interest Payment Date	Principal Amount Due

December 15, 2011	$2,500,000.00
June 15, 2012	$2,500,000.00
December 15, 2012	$2,500,000.00
June 15, 2013	$2,500,000.00
December 15, 2013	$2,500,000.00
June 15, 2014	$2,500,000.00
December 15, 2014	$2,500,000.00
June 15, 2015	$2,500,000.00
(b) Subject to Section 1.04 (Business Day Adjustment), the Borrower shall repay the Parallel Tranche in six (6) equal, consecutive semi-annual installments on the following Interest Payment Dates and in the following amounts:

Interest Payment Date	Principal Amount Due

December 15, 2010	$3,333,333.33
June 15, 2011	$3,333,333.33
December 15, 2011	$3,333,333.33
June 15, 2012	$3,333,333.33
December 15, 2012	$3,333,333.33
June 15, 2013	$3,333,333.35
(c) Upon each Disbursement, the amount disbursed shall be allocated for repayment on each of the respective dates for repayment of principal set out in the respective table in Sections 2.05 (a) and (b) in amounts which are pro rata to the amounts of the respective installments shown opposite those dates in that table (with IFC adjusting those allocations as necessary so as to achieve whole numbers in each case).
(d) Any principal amount of the GTLP Facility repaid under this Agreement may not be re-borrowed.
Section 2.06. Prepayment. (a) Without prejudice to Section 2.10 (Increased Costs), the Borrower may prepay on any Interest Payment Date all or any part of any Tranche of the GTLP Facility, on not less than thirty (30) days’ prior notice to IFC, but only if, simultaneously with the prepayment, the Borrower pays all accrued interest on the amount of the Tranche to be prepaid, together with all amounts payable under Section 2.11 (Unwinding Costs) and a prepayment premium equal to two per cent (2%) of the amount to be prepaid for each full year from the date of prepayment to the final maturity of the Tranche being prepaid (for any period less than one (1) year, the premium shall be pro-rated on the basis of a 360-day year for the actual number of days in such period). Any partial prepayment shall: (i) be in an amount of not less than $5,000,000; and (ii) be applied to the remaining repayment installments of the respective Tranche in inverse order of maturity.

(b) Upon delivery of a notice in accordance with Section 2.06 (a), the Borrower shall make the prepayment in accordance with the terms of that notice.
(c) To the extent that any amounts prepaid by any Eligible Sub-borrower are not reused by the Borrower to make Eligible Sub-loans to Eligible Sub-borrowers under the IFC Tranche and/or the Parallel Tranche, as the case may be, within a period of twelve (12) months from the relevant date or dates of prepayment, the Borrower shall apply those amounts to the prepayment of the IFC Tranche or the Parallel Tranche, respectively and as the case may be, subject to then applicable Banking Regulations, except that there shall be no minimum amount, no prepayment premium, or advanced notice period for that prepayment.
(d) Any principal amount of any Tranche of the GTLP Facility prepaid under this Section may not be re-borrowed.
Section 2.07. Fees. (a) The Borrower shall pay to IFC: (i) a commitment fee at the rate of one half of one per cent (1/2%) per annum on that part of each Tranche of the GTLP Facility that from time to time has not been disbursed or canceled, beginning to accrue on the date of this Agreement, pro rated on the basis of a 360-day year for the actual number of days elapsed and payable, in arrears, on each Interest Payment Date, the first such payment to be due on December 15, 2010; (ii) a front-end fee of one per cent (1%) of the amount of each Tranche of the GTLP Facility, to be paid on the earlier of (A) the date which is 30 days after the date of this Agreement and (B) the date immediately preceding the date of the first Disbursement; and (iii) a portfolio monitoring fee of ten thousand Dollars ($10,000) per annum, payable upon receipt of a statement from IFC.
(b) If the Borrower and IFC agree to amend or waive any provision of any Transaction Document and/or to restructure all or part of the GTLP Facility, the Borrower and IFC shall negotiate in good faith an appropriate amount to compensate IFC for the additional work of IFC staff required in connection with such restructuring.
Section 2.08. Currency and Place of Payment. (a) The Borrower shall pay all amounts due to IFC under this Agreement in the Facility Currency, in same day funds, to the account of IFC at Citibank, N.A., 111 Wall Street, New York, New York, U.S.A., ABA#021000089, for credit to IFC’s account number 36085579 unless a different account has been designated from time to time by IFC.
(b) The payment obligations of the Borrower under this Agreement shall be discharged or satisfied only to the extent that (and as of the date when) IFC actually receives funds in the Facility Currency in the account referred to in subsection (a) above, notwithstanding the tender or payment (including by way of recovery under a judgment) of any amount in any currency other than the Facility Currency.
(c) Accordingly, the Borrower shall, as a separate obligation, or by way of indemnity, as the case may be, pay such additional amount as is necessary to enable IFC to receive, after conversion to the Facility Currency at a market rate and transfer to that account, the full amount due to IFC under this Agreement in the Facility Currency and in the account referred to in subsection (a) above.
(d) Notwithstanding the provisions of Section 2.08 (a) and Section 2.08 (b), IFC may require the Borrower to pay (or reimburse IFC) for any Taxes, fees, costs, expenses and other amounts payable under Section 2.12 (a) (Taxes) and Section 2.14 (Expenses) in the currency in which they are payable, if other than the Facility Currency.

Section 2.09. Allocation of Partial Payments. If IFC at any time receives less than the full amount then due and payable under this Agreement, IFC may allocate and apply the amount received as IFC in its sole discretion determines, notwithstanding any instruction of the Borrower to the contrary.
Section 2.10. Increased Costs. On each Interest Payment Date, the Borrower shall pay, in addition to interest, the amount which IFC from time to time notifies to the Borrower in an Increased Costs Certificate as being the aggregate Increased Costs accrued and unpaid prior to that Interest Payment Date.
Section 2.11. Unwinding Costs. (a) If IFC or any Participant incurs any cost, expense or loss as a result of the Borrower: (i) failing to borrow in accordance with a request for Disbursement made pursuant to Section 2.02 (Disbursement Procedure); (ii) failing to prepay in accordance with a notice of prepayment; (iii) prepaying all or any portion of the GTLP Facility on a date other than an Interest Payment Date; or (iv) after acceleration of the GTLP Facility, paying all or a portion of any Tranche of the GTLP Facility on a date other than an Interest Payment Date; then the Borrower shall immediately pay to IFC the amount that IFC from time to time notifies to the Borrower as being the amount of those costs, expenses and losses incurred.
(b) For the purposes of this Section, “costs, expenses or losses” include any premium, penalty or expense incurred to liquidate or obtain third party deposits, borrowings, hedges or swaps in order to make, maintain, fund or hedge all or any part of any Disbursement or prepayment of the GTLP Facility, or any payment of all or part of the GTLP Facility upon acceleration.
Section 2.12. Taxes. (a) The Borrower shall pay or cause to be paid all Taxes (other than Taxes, if any, payable on the overall income of IFC) on or in connection with the payment of all amounts due under this Agreement, and make all payments under this Agreement without deducting any present or future taxes whatsoever by whomsoever levied or imposed in connection with the payment of any amount under this Agreement; provided that, if the Borrower is prevented from making payments without deduction, the Borrower shall, in each case, pay to IFC an increased amount such that, after deduction, IFC receives the full amount it would have received had that payment been made without deduction.
(b) Subsection (a) does not apply to Taxes which directly result from a Participant having its principal office in the Country or maintaining a permanent office or establishment in the Country, if and to the extent that such permanent office or establishment acquires the relevant Participation.
Section 2.13. Illegality of Participation. If IFC has sold a Participation and after the date of this Agreement, any change made in any applicable law or regulation or official directive (or its interpretation or application by any Authority charged with its administration) (herein the “Relevant Change”) makes it unlawful for the Participant acquiring that Participation to continue to maintain or to fund that Participation:
(a) the Borrower shall, upon request by IFC (but subject to any applicable Authorization having been obtained), on the earlier of (x) the next Interest Payment Date and (y) the date that IFC advises the Borrower is the latest day permitted by the Relevant Change, prepay in full that part of the GTLP Facility that IFC advises corresponds to that Participation;

(b) concurrently with the prepayment of the part of the GTLP Facility corresponding to the Participation affected by the Relevant Change, the Borrower shall pay all accrued interest, Increased Costs (if any) on that part of the GTLP Facility (and, if that prepayment is not made on an Interest Payment Date, any amount payable in respect of the prepayment under Section 2.11 (Unwinding Costs)); and
(c) the Borrower agrees to take all reasonable steps to obtain, as quickly as possible after receipt of IFC’s request for prepayment, the Authorization referred to in Section 2.13 (a) if any such Authorization is then required.
Section 2.14. Expenses. (a) The Borrower shall pay, or reimburse IFC for any amount paid by IFC on account of, all taxes (including stamp taxes), duties, fees or other charges payable on or in connection with the execution, issue, delivery, registration or notarization of the Transaction Documents and any other documents related to them.
(b) The Borrower shall pay to IFC or as IFC may direct, the fees and expenses of IFC’s counsel, accountants and consultants incurred in connection with: (i) the preparation, review, execution, translation and, where appropriate, registration of the Transaction Documents and any other documents related to them; (ii) the preparation, administration and implementation by IFC of the investment provided for in this Agreement or otherwise in connection with any amendment, supplement or modification to, or waiver under, any Transaction Document; (iii) the giving of any legal opinions required by IFC under this Agreement and any other Transaction Document; (iv) the occurrence of any Event of Default or Potential Event of Default; and (v) the release of the Security following repayment in full of the GTLP Facility.
(c) The Borrower shall pay to IFC, or as IFC may direct, the costs and expenses incurred by IFC in relation to efforts to enforce or protect its rights under this Agreement or any Transaction Document, or the exercise of its rights or powers consequent upon or arising out of the occurrence of any Event of Default or Potential Event of Default, including legal and other professional consultants’ fees on a full indemnity basis.
ARTICLE III
Representations and Warranties
Section 3.01. Representations and Warranties. The Borrower represents and warrants that:
(a) Organization and Authority. It is a financial institution duly incorporated and validly existing under the laws of the Country and has the corporate power to own its assets, conduct its business as presently conducted and to enter into, and comply with its obligations under, this Agreement and the Transaction Documents to which it is a party or will be a party;
(b) Validity. Each Transaction Document to which the Borrower is a party has been, or will be, duly authorized and executed by the Borrower and constitutes or will when executed, constitute a valid and legally binding obligation of the Borrower enforceable in accordance with its terms;

(c) No Conflict. Neither the making of this Agreement or any Transaction Document to which the Borrower is a party nor (when all the Authorizations referred to in Section 4.01(c) (Conditions of Disbursement) have been obtained) the compliance with its terms will conflict with or result in a breach of any of the terms, conditions or provisions of, or constitute a default or require any consent under, any indenture, mortgage, agreement or other instrument or arrangement to which it is a party or by which it is bound, or violate any of the terms or provisions of its Charter or any Authorization, judgment, decree or order or any statute, rule or regulation applicable to it;
(d) Status of Authorizations. All Authorizations (other than Authorizations that are of a routine nature and are obtained in the ordinary course of business) needed by the Borrower to conduct its business and execute, and comply with its obligations under, this Agreement and each of the other Transaction Documents to which it is a party or under which the Borrower is in any manner obligated have been obtained and are in full force and effect, and the Borrower has not received any notice of proceedings relating to the revocation, cancellation, expropriation or modification of any such Authorizations;
(e) No Amendments to Charter. The Borrower’s Charter has not been amended since June 26, 2006;
(f) No Immunity. Neither the Borrower nor any of its property enjoys any right of immunity from set-off, suit or execution with respect to its assets or its obligations under this Agreement or any other Transaction Document;
(g) Financial Condition. Since June 30, 2010: (i) it has not suffered any change that has a Material Adverse Effect or incurred any substantial loss or liability; and (ii) has not undertaken or agreed to undertake any substantial obligation;
(h) Financial Statements. The financial statements of the Borrower for the period ending on June 30, 2010 have been prepared in accordance with the Accounting Standards, and give a true and fair view of its financial condition as of the date as of which they were prepared and the results of the Borrower’s operations during the period then ended;
(i) Compliance with Law. To the best of its knowledge and belief after due inquiry, the Borrower is not in violation of any statute or regulation of any Authority;
(j) Environmental Matters. (i) to the best of the Borrower’s knowledge and belief, after due inquiry, there are no material social or environmental risks or issues in respect of the Relevant Financing Operations other than those identified by the S&E Management System; (ii) the Borrower has not received nor is aware of: (A) any existing or threatened complaint, order, directive, claim, citation or notice from any Authority; or (B) any material written communication from any Person concerning the failure by any Eligible Sub-borrower to undertake its operations and activities in accordance with the S&E Requirements;
(k) Litigation. To the best of its knowledge and belief after due inquiry, it is not in violation of any statute or regulation of any Authority, and is not engaged in nor threatened by any litigation, arbitration or administrative proceedings, the outcome of which could reasonably be expected to have a Material Adverse Effect, is not subject to any criminal investigations or proceedings, or any freezing of assets by a government authority with regard to money laundering or financing of terrorism; and no judgment or order has been issued which has or may be reasonably be expected to have a Material Adverse Effect;

(l) Title to Assets and Liens. It has good and marketable title to all of the assets purported to be owned by it and possesses a valid leasehold interest in all assets which it purports to lease, in all cases free and clear of all Liens, and no contracts or arrangements, conditional or unconditional, exist for the creation by the Borrower of any Lien, except for the Security and Liens permitted pursuant to Section 5.02 (c) (Negative Covenants);
(m) Taxes. All tax returns and reports of the Borrower required by law to be filed have been duly filed and all Taxes, obligations, fees and other governmental charges upon the Borrower, or its properties, or its income or assets, which are due and payable or to be withheld, have been paid, or withheld, other than those presently payable without penalty or interest;
(n) Sanctionable Practices. Neither the Borrower nor any Affiliates, nor any Person acting on its or their behalf, has committed or engaged in, with respect to its banking license or any transaction contemplated by this Agreement, any Sanctionable Practice;
(o) UN Security Council Resolutions. The Borrower has neither entered into any transaction nor engaged in any activity prohibited by any resolution of the United Nations Security Council under Chapter VII of the United Nations Charter; and
(p) No Material Omissions. None of the representations and warranties in this Section 3.01 omits any matter the omission of which makes any of such representations and warranties misleading in any material respect.
Section 3.02. IFC Reliance. The Borrower acknowledges that it makes the representations and warranties in Section 3.01 (Representations and Warranties) with the intention of inducing IFC to enter into this Agreement and that IFC enters into this Agreement on the basis of, and in full reliance on, each of such representations and warranties.
ARTICLE IV
Conditions of Disbursement
Section 4.01. Conditions of First Disbursement. IFC is not obligated to make the first Disbursement unless and until the following conditions have been met:
(a) Charter. The Borrower’s Charter is in form and substance satisfactory to IFC;
(b) Execution of Documents. All Transaction Documents, each in form and substance satisfactory to IFC, have been entered into by all parties to them and have become (or, as the case may be, remain) fully effective and unconditional in accordance with their respective terms (except for the Notes, each of which shall become fully effective and unconditional on the date of the respective Disbursement) and IFC has received a copy of those agreements to which is not a party;

(c) Authorizations. The Borrower has obtained, and provided to IFC copies of, all Authorizations that may become necessary for: (i) the GTLP Facility; (ii) the business of the Borrower as it is presently carried on and is contemplated to be carried on; (iii) the execution of, and performance by the Borrower of its obligations under, this Agreement and the other Transaction Documents; and (iv) the remittance to IFC in Dollars of all monies payable with respect to this Agreement and the Transaction Documents; and all those Authorizations are in full force and effect;
(d) Auditor’s Certification. IFC has received a certification from the Auditors confirming that, as at a date not earlier than 60 days prior to the date of first Disbursement, the Borrower is in compliance with the provisions of Section 5.01 (b) (Affirmative Covenants) and containing a brief description of the systems and records in place;
(e) Legal Opinions. IFC has received a legal opinion in form and substance satisfactory to it, from IFC’s counsel in the Country and covering such other matters relating to the transactions contemplated by this Agreement as IFC may reasonably request;
(f) Insurance. IFC has received copies of all insurance policies required to be obtained pursuant to Section 5.05 (Insurance) and Annex A and a certification of the Borrower’s insurers or insurance agents confirming that such policies are in full force and effect and all premiums then due and payable under those policies have been paid;
(g) Fees. IFC has received the fees which Section 2.07 (Fees) requires to be paid before the date of the first Disbursement and all other amounts then due under this Agreement including but not limited to, reimbursement of all invoiced fees and expenses of IFC’s counsel, if IFC so requires;
(h) Certificate of Incumbency; Authorization of Auditors. IFC has received from the Borrower (i) a Certificate of Incumbency and Authority; and (ii) a copy of the authorization to the Auditors referred to in Section 5.01(c) (Affirmative Covenants);
(i) Appointment of Agent. The Borrower has delivered to IFC evidence, substantially in the form of Schedule 4, of appointment of an agent for service of process pursuant to Section 7.04 (Applicable Law and Jurisdiction); and
(j) Environmental Matters. (i) the Borrower has delivered to IFC the SEMS Plan; and (ii) the Borrower has designated in writing an SEMS Officer reasonably acceptable to IFC.
Section 4.02. Conditions of All Disbursements. IFC is not obligated to make any Disbursement, including the first Disbursement, unless and until the following conditions have been met:
(a) No Default. No Event of Default and no Potential Event of Default has occurred and is continuing;
(b) Use of Proceeds. The proceeds of that Disbursement: (i) are, at the date of the relevant request, needed by the Borrower for the purpose of originating Eligible Sub-loans under the Eligible Sub-loan Program described in the relevant Investment Report, or will be needed for that purpose within 3 months of that date; and (ii) are not in reimbursement of, or to be used for, any purpose other than on-lending to an Eligible Sub-borrower for the financing of an Eligible Sub-loans;

(c) No Material Adverse Effect. Since the date of this Agreement nothing has occurred which has or can reasonably be expected to have a Material Adverse Effect;
(d) Representations and Warranties. The representations and warranties made in Article III are true and correct in all material respects on and as of the date of that Disbursement with the same effect as if those representations and warranties had been made on and as of the date of that Disbursement (but in the case of Section 3.01 (c) (Representations and Warranties), without the words in parentheses);
(e) No Violations. After giving effect to that Disbursement, the Borrower would not be in violation of: (i) its Charter; (ii) any provision contained in any document to which the Borrower is a party (including this Agreement) or by which the Borrower is bound; or (iii) any law, rule, regulation, Authorization or agreement or other document binding on the Borrower directly or indirectly limiting or otherwise restricting the Borrower’s borrowing power or authority or its ability to borrow;
(f) Financial Ratios. Without limiting the generality of Section 4.02 (g), after taking into account the amount of that Disbursement and any other Liabilities incurred by the Borrower after the date of the latest financial statements of the Borrower delivered to IFC pursuant to Section 5.04 (a) (Reporting Requirements), the Borrower would be in compliance with each of the financial covenants set out in Section 5.03 (Financial Covenants), provided that, with respect to any Disbursement requested to be made prior to the date when the first financial statements to be delivered to IFC pursuant to Section 5.04 (a) (Reporting Requirements) would be due, the calculation of the financial ratios shall be made on the basis of such information as IFC may reasonably request, verified, if IFC so requires, by the Auditors;
(g) Borrower’s Certifications. IFC has received the request for disbursement referred to in Section 2.02 (Disbursement Procedure) and the Borrower’s certifications set out in paragraph 3 of Schedule 2 are true and accurate;
(h) Other Evidence. IFC has received such evidence as IFC may reasonably request of the proposed utilization of the proceeds of that Disbursement or the utilization of the proceeds of any prior Disbursement; and
(i) Security. The Security attached to, and/or in connection with, all and each of the Eligible Sub-loans granted and disbursed by the Borrower with proceeds out of all and each of the previous Disbursements hereunder has been duly created and continues to be perfected as a first-ranking security interest in all assets and rights subject to the relevant Security Documents (except for the first Disbursement, with respect of which the condition set forth in this subsection (i) shall not apply);
(j) Investment Report. The Borrower has delivered to IFC an Investment Report, in form and substance reasonably satisfactory to IFC, for the proposed Eligible Sub-loan Program for which the relevant Disbursement is being requested; and
(k) Legal Opinions. IFC has received, to its satisfaction, any further legal opinions it may require in connection with that disbursement.

Section 4.03. Conditions for IFC Benefit. The conditions in Section 4.01 and Section 4.02 are for the benefit of IFC and may be waived only by IFC in its sole discretion.
ARTICLE V
Particular Covenants
Section 5.01. Affirmative Covenants. Unless IFC otherwise agrees, the Borrower shall:
(a) Corporate Existence; Conduct of Business; Compliance with Laws; Taxes. (i) Maintain its corporate existence and comply with its Charter, (ii) conduct its business with due diligence and efficiency, in accordance with sound banking, financial and business practices, (iii) conduct is business in compliance, in all material respects, with all applicable requirements of law, (iv) maintain all rights, licenses, permits, privileges, titles to property, franchises and the like, and keep property in good working conditions; and (v) file by the date due all returns, reports and filings in respect of Taxes required to be filed by it and pay, when due, all Taxes due and payable by it;
(b) Accounting and Financial Management. Maintain an accounting and control system, management information system and books of account and other records, which together adequately give a fair and true view of the financial condition of the Borrower and the results of its operations in conformity with the Accounting Standards;
(c) Auditors. Maintain internationally recognized independent auditors acceptable to IFC as auditors of the Borrower and authorize them, in the form of Schedule 6, to communicate directly with IFC;
(d) Access. Upon IFC’s request, permit representatives of IFC and CAO to visit and inspect any of the premises where the business of the Borrower is conducted and to have access to its books of account and records and to its employees and agents;
(e) Authorizations. Obtain, renew and maintain in force and comply with all Authorizations which are necessary for the carrying out of the Borrower’s business and operations generally, including, without limitation, for the making of Sub-loans, and the compliance by the Borrower with all its obligations under this Agreement and any other Transaction Document; and comply with all the conditions and restrictions contained in, or imposed on the Borrower by, those Authorizations;
(f) Affiliated Transactions. Ensure that all transactions with Affiliates, Related Parties and Linked Parties are on terms and conditions no more favorable than those extended to similarly situated non-related persons;
(g) Shell Banks. At all times institute, maintain and comply with appropriate internal procedures and controls to ensure that: (i) any financial institution with which the Company conducts business or enters into any transaction, or through which the Company transmits any funds, does not have correspondent banking relationships with any Shell Bank; and (ii) the Borrower does not conduct business or enter into any transaction with, or transmit any funds through a Shell Bank;

(h) Money Laundering; Financing of Terrorist Activity. At all times institute, maintain and comply with appropriate internal procedures and controls for anti-money laundering and combating the financing of terrorism (AML/CFT) consistent with the business and customer profile of the Borrower, in compliance with national laws and regulations, and in furtherance of applicable international AML/CFT best practices; including but not limited to: (i) a board-approved policy on AML/CFT; (ii) appointment of an AML/CFT Officer; (iii) customer due diligence, including identification and monitoring of high risk customers such as politically exposed persons; (iv) monitoring of customer activity for suspicious transactions; (v) establishing and monitoring correspondent accounts, where applicable; (vi) record keeping; (vii) identification and internal reporting of, suspicious transactions; (viii) reporting of suspicious transactions to authorities, where required; (ix) AML/CFT training for staff; and (x) internal and/or external auditing of AML/CFT-related policies, procedures and controls;
(i) UN Security Council Resolutions. At all times institute, maintain and comply with internal procedures and controls consistent with its business and customer profile for the purpose of ensuring that the Borrower will not enter into any transaction (i) with, or for the benefit of, any of the persons or entities named on lists promulgated by, or (ii) related to any activity prohibited by, the United Nations Security Council or its committees pursuant to any resolution under Chapter VII of the United Nations Charter;
(j) SEMS Plan. Undertake and implement the SEMS Plan in accordance with the requirements and schedule specified therein;
(k) S&E Management System. Use all reasonable efforts to ensure the continuing operation of the S&E Management System to identify, assess and manage the social and environmental performance of the Relevant Financing Operations in compliance with the S&E Requirements; and in the event any successor or replacement SEMS Officer is appointed, ensure that such SEMS Officer shall be reasonably acceptable to IFC;
(l) Category A Activities. If the Borrower becomes aware that a proposed Eligible Sub-borrower conducts or intends to conduct projects classified as a Category A Activity by the Borrower or, to the Borrower’s knowledge, by IFC (a “Category A Client”), (i) promptly notify IFC in writing, upon becoming aware of such activity or intent; and (ii) provide IFC with information concerning such matter as IFC may reasonably request;
(m) Category A Clients. If an existing Eligible Sub-borrower becomes a Category A Client, ensure that the S&E Management System has sufficient capacity, in IFC’s reasonable view, including quality of staffing and expertise, to review the environmental and social performance of such Category A Client on an ongoing basis, as contemplated by this Agreement;
(n) Amendment of the S&E Management System. Without limiting any other right, remedy or claim of IFC hereunder, if the Borrower becomes aware of any change in the scope of the Relevant Financing Operations, advise and consult with IFC regarding any material social or environmental risk posed by such development and, if requested by IFC, amend the S&E Management System to identify, assess and manage such risks;
(o) S&E Requirements. If the Borrower becomes aware that any Eligible Sub-borrower has undertaken projects in a manner that is not in accordance with the S&E Requirements, promptly: (i) agree with the relevant Eligible Sub-borrower, or require the relevant Eligible Sub-borrower to undertake, as appropriate or necessary in the Borrower’s reasonable judgment, corrective measures to remedy such inconsistency or breach; and (ii) if the relevant Eligible Sub-borrower does not implement corrective measures as provided in (i), use reasonable efforts to dispose of the Borrower’s investment in such Eligible Sub-borrower on commercially reasonable terms, taking into account liquidity, market constraints and fiduciary responsibilities;

(p) S&E Information. Obtain, review and investigate information available in the public domain regarding any incidents, adverse impact on local communities or the environment or adverse environmental or social performance associated with any proposed projects and shall only provide Sub-loans to proposed projects if: (i) any such incident, adverse impact or adverse performance has been resolved in accordance with the S&E Requirements; or (ii) if the relevant Eligible Sub-borrower has a mitigation, remediation or corrective action plan including, as necessary, an implementation schedule and budget, which has been agreed to with the Borrower and which, upon implementation, will enable the relevant Eligible Sub-borrower to carry out the proposed project in accordance with the S&E Requirements;
(q) Security. (i) No later than three (3) months as from the date in which each Disbursement is made, ensure that the Security related to, and/or in connection with, all and each of the Eligible Sub-loans granted and disbursed by the Borrower with proceeds out of such Disbursement has been duly created and continues to be perfected as first priority security interests in all assets and rights subject to the Security Documents, to which extent, the Borrower shall execute and deliver all such agreements and/or documents and/or instruments necessary for such purpose, to IFC’s satisfaction; and (ii) maintain, at all times, a Security-to-Loan Ratio equal to, or greater than, 1; provided that, the Borrower shall be allowed to maintain, only during a period not exceeding 90 days since the date of any Disbursement, a Security-to-Loan Ratio lower than 1;
(r) On-Lending. Cause and ensure that, at all times from time to time: (i) all and any funds arising out from all and any Disbursements of the GTLP Facility be and remain applied, entirely and exclusively, towards the origination and/or acquisition of Eligible Sub-loans; (ii) at least fifty per cent (50%) of the aggregate amount of Eligible Sub-loans originated and/or acquired from time to time be represented by Eligible Sub-loans granted to SME with annual sales below twenty-five million Dollars ($25,000,000) equivalent; (iii) no more than three (3) Eligible Sub-borrowers are lent both IFC Tranche Eligible Sub-loans and Parallel Tranche Eligible Sub-loans; and (iv) each Eligible Sub-borrower continues to meet the eligibility criteria to qualify as such, and notify IFC if any Eligible Sub-borrower ceases to qualify as such;
(s) Prepayment of Eligible Sub-loans. To the extent that any amounts prepaid by any Eligible Sub-borrower are not reused by the Borrower to make Sub-loans to Eligible Sub-borrowers within a period of twelve (12) months from the relevant date of prepayment, immediately make a proportional prepayment of the relevant Tranche of the GTLP Facility in accordance with the provisions of Section 2.07 (Prepayment), except that there shall be no minimum amount or advance notice period for that prepayment; and
(t) Restructured IFC Loan Agreements. For so long as all or any of the Restructured IFC Loan Agreements is valid and enforceable, comply with all and each of the covenants and undertakings set forth in such Restructured IFC Loan Agreements.

Section 5.02. Negative Covenants. Unless IFC otherwise agrees, the Borrower shall not:
(a) Dividends. Declare or pay any dividend or make any distribution on its share capital other than in strict accordance with the Banking Regulations to date;
(b) Liabilities. Incur, create, assume or permit to exist any Liability that is secured or ranks prior or senior to the GTLP Facility;
(c) Permitted Liens. Create or permit to exist any Lien on any property, revenues or other assets, present or future, of the Borrower, except for: (i) the Security; (ii) any tax or other Lien arising by operation of law while the obligation underlying that Lien is not yet due, or if due, is being contested in good faith by appropriate proceedings and so long as the Borrower has set aside adequate reserves sufficient to promptly pay in full any amounts that the Borrower may be ordered to pay on final determination of any such proceedings; (iii) Liens which the Borrower is required to constitute with or in favor of any Authority pursuant to the Banking Regulations and other statutory preferences which are generally applicable to deposit-taking institutions; (iv) other Liens constituted or otherwise arising in the ordinary course of banking business provided that they fall within the limits permitted by the Banking Regulations; and (v) any Lien created under a repurchase agreement involving the sale and repurchase of securities entered in the ordinary course of business and on the basis of arm’s-length arrangements;
(d) Arm’s Length Transactions. Enter into any transaction except in the ordinary course of business on ordinary commercial terms and on the basis of arm’s-length arrangements;
(e) Profit Sharing Arrangements. Enter into or establish any partnership, profit-sharing or royalty agreement or other similar arrangement whereby the Borrower’s income or profits are, or might be, shared with any other Person; or enter into any management contract or similar arrangement whereby its business or operations are managed by any other Person;
(f) Subsidiaries. Form or have any Subsidiary, other than in strict accordance with the Banking Regulations to date;
(g) Fundamental Changes. Change: (i) its Charter in any manner which would be inconsistent with the provisions of this Agreement or any other Transaction Document; (ii) its Financial Year; or (iii) the nature or scope of its present or contemplated business or operations;
(h) Merger, Consolidation or Reorganization. Undertake or permit any merger, spin-off, consolidation or reorganization; or sell, transfer, lease or otherwise dispose of all or a substantial part of its assets, other than in strict accordance with the Banking Regulations to date;
(i) Prepayment of Long-term Debt. Prepay (whether voluntarily or involuntarily) or repurchase any Long-term Debt (other than the GTLP Facility, the Restructured IFC Loans or any other Liabilities restructured before December 31, 2004, or bonds issued by the Borrower) unless the Borrower gives IFC at least 30 days’ advance notice of its intention to make the proposed prepayment;
(j) Use of Proceeds. Use the proceeds of any Disbursement in the territories of any country that is not a member of the World Bank or for reimbursements of expenditures in those territories or for goods produced in or services supplied from any such country;

(k) Amendment of the S&E Management System. Amend, waive the application of, or otherwise materially restrict the scope or effect of, the S&E Management System (including the SEMS Plan and the S&E Requirements);
(l) Exclusion List. In respect of Relevant Financing Operations, provide Eligible Sub-loans to Eligible Sub-borrowers engaged in any of the activities on the Exclusion List;
(m) Sanctionable Practices. Engage in (nor authorize or permit any Affiliate, any Eligible Sub-borrower or any other Person acting on its or their behalf to engage in) with respect to its banking license or any transaction contemplated by this Agreement, any Sanctionable Practices. The Borrower further covenants that should IFC notify the Borrower of its concerns that there has been a violation of the provisions of this Section or of Section 3.01 (n) of this Agreement, it shall cooperate in good faith with IFC and its representatives in determining whether such a violation has occurred, and shall respond promptly and in reasonable detail to any notice from IFC, and shall furnish documentary support for such response upon IFC’s request;
(n) Shell Banks. Conduct business or enter into any transaction with, or transmit any funds through, a Shell Bank;
(o) Restructured IFC Loan Agreements. For so long as all or any of the Restructured IFC Loan Agreements is valid and enforceable, fail to comply with all and each of the covenants and undertakings set forth in such Restructured IFC Loan Agreements; or
(p) Change of Control. Engage in any transaction that would lead to a Change of Control.
Section 5.03. Financial Covenants. The Borrower shall prudently manage its financial position in accordance with sound banking and financial practices, applicable laws and the Argentine Central Bank prudential standards. To the extent that the Banking Regulations and/or the covenants and undertakings set forth in the Restructured IFC Loan Agreements, as the case may be, impose financial requirements or ratios that are more stringent than the ones set out in paragraphs (a) through (m) of this Section 5.03, the Borrower shall observe and comply with those more stringent requirements or ratios. Notwithstanding the above, unless IFC otherwise agrees, the Borrower shall at all times maintain, and abstain from any action which may result in the breach of, the financial parameters provided below:
(a)	a Risk Weighted Capital Adequacy Ratio of not less than 11%;

(b)	an Equity to Assets Ratio of not less than 5%;

(c)
an Economic Group Exposure Ratio of not more than 15%; provided that the Economic Group Exposure Ratio shall not exceed 25% in case of preferred guarantees but excluding in this calculation amounts held in correspondent accounts in investment grade banks (rated A+ or higher) and any amount held to repay any installment of the Borrower’s external debt;

(d)	an Aggregate Large Exposures Ratio of not more than 400%;

(e)	a Related Party Exposure Ratio of not more than 20%;

(f)	an Open Credit Exposures Ratio of not more than 25%;

(g)
a Fixed Assets Plus Equity Investments Ratio of not more than, (i) as from the date of the signing hereof and until the date of the second anniversary of this Agreement, 75%, but (ii) as from the date of the second anniversary of this Agreement, 50%;

(h)
an Aggregate Foreign Exchange Risk Ratio of not more than 25%; provided that, on an exceptional basis, IFC hereby grants the Borrower the option to hold such Aggregate Foreign Exchange Risk Ratio of not more than 25% for all foreign currency positions, whether long or short, excluding, if any, the Dollar long position, but if and when the Dollar long position is included, in no event the Aggregate Foreign Exchange Risk Ratio shall exceed an equivalent to 40% of the Total Capital;

(i)
a Single Currency Foreign Exchange Risk Ratio of not more than 10%; provided that, on an exceptional basis, IFC hereby grants the Borrower the option to hold such Single Currency Foreign Exchange Risk Ratio of not more than 10% for each foreign currency position, whether long or short, excluding (a) any Dollar long position, which in no event shall exceed an equivalent to 40% of the Total Capital; and (b) any Dollar short position, which in no event shall exceed an equivalent to 15% of the Total Capital;

(j)	an Interest Rate Risk Ratio of not less than -10% and not more than 10%;

(k)	an Aggregate Interest Rate Risk Ratio of not less than -20% and not more than 20%;

(l)	a Foreign Currency Maturity Gap Ratio of not less than (i.e. more negative than) -150%; and

(m)	an Aggregate Negative Maturity Gap Ratio of not less than (i.e. more negative than) -300%.
Section 5.04. Reporting Requirements. Unless IFC otherwise agrees, the Borrower shall:
(a) Quarterly Financial Statements and Reports. As soon as available but in any event within sixty (60) days after the end of each quarter of each Financial Year, deliver to IFC a copy of the Borrower’s financial statements for such quarter prepared on an unconsolidated basis and on a Consolidated Basis in accordance with the Accounting Standards, certified by the Borrower’s chief financial officer, together with: (i) a report on any factors that have or could reasonably be expected to have a Material Adverse Effect; and (ii) a report (in the form pre-agreed by IFC), signed by the Borrower’s chief financial officer, concerning compliance with the negative covenants contained in Sections 5.02 (a), (b), (c), (d) and (j) (Negative Covenants) and the financial covenants contained in Section 5.03 (Financial Covenants) including a clear description of the methodology used in the respective calculations.

(b) Annual Financial Statements and Reports. As soon as available but in any event within one hundred twenty (120) days after the end of each Financial Year, provide to IFC a copy of: (i) its complete and annual statements for such Financial Year prepared on an unconsolidated basis and on a Consolidated Basis in accordance with the Accounting Standards, together with its Auditors’ audit report thereon, all in form satisfactory to IFC; (ii) a management letter and any other communication from its Auditors commenting, inter alia, on the adequacy of the Borrower’s financial control procedures, policies and controls for accounting systems and management information systems; (iii) a report (in the form pre-agreed by IFC), signed by the Borrower’s chief financial officer and reviewed by its Auditors, concerning compliance with the negative covenants contained in Sections 5.02 (a), (b), (c), (d) and (j) (Negative Covenants) and the financial covenants contained in Section 5.03 (Financial Covenants) including a clear description of the methodology used in the respective calculations; (iv) a report, signed by the Borrower’s chief financial officer, in the form of, and addressing the topics listed in, Schedule 9, based on the audited financial statements of the Borrower for the relevant Financial Year; (v) a report, in the form of Schedule 10, signed by the Borrower’s chief financial officer concerning the Borrower’s portfolio; (vi) a certification (in a form pre-agreed by IFC) signed by the Borrower’s chief financial officer, certifying (A) compliance of the Eligible Sub-borrowers with the eligibility criteria set forth in Section 5.06 (General Requirements Relating to Sub-loans) and (B) that all transactions between the Borrower and each of its Affiliates, Related Parties and Linked Parties, if any, during that Financial Year, were on the basis of arm’s-length arrangements and providing a list of each such transaction.
(c) Management Letters. Deliver to IFC, promptly following receipt, a copy of any management letter or other communication sent by the Auditors (or any other accountants retained by the Borrower) to the Borrower or its management in relation to the Borrower’s financial, accounting and other systems, management or accounts, if not provided pursuant to Section 5.04 (b) (ii);
(d) S&E Performance Report. Within ninety (90) days after the end of each Financial Year, deliver to IFC the S&E Performance Report;
(e) Notice of Accidents, Etc. Within three (3) days after becoming aware of the occurrence, notify IFC of any social, labor, health and safety, security or environmental incident, accident or circumstance with respect to any Eligible Sub-borrower or in relation to any projects having, or which could reasonably be expected to have, any Material Adverse Effect or a material adverse impact on the implementation or operation of the projects in compliance with the S&E Requirements, specifying in each case the nature of the incident, accident, or circumstance and the impact or effect arising or likely to arise therefrom, and the measures being taken, or plans to be taken, to address them and prevent any future similar event; and keep IFC informed of the on-going implementation of those measures;
(f) Shareholder Matters. As soon as available, deliver to IFC copies of (i) all notices, reports and other communications of the Borrower to its shareholders, and (ii) the minutes of all the shareholders’ meetings;
(g) Litigation, Etc. Promptly upon becoming aware of (i) any litigation, arbitration, administrative or regulatory investigations or proceedings before any Authority or arbitral body which has or may reasonably be expected to have a Material Adverse Effect; (ii) any criminal investigations or proceedings against the Borrower; or (iii) any freezing of assets by a government authority involving the Borrower, its employees or board members with regard to money laundering or financing of terrorism, notify IFC by facsimile of that event specifying the nature of the action, litigation, arbitration, investigation or proceedings and the steps the Borrower is taking or proposes to take with respect thereto;

(h) Default. Within ten (10) calendar days of the occurrence of an Event of Default or Potential Event of Default, notify IFC by facsimile specifying the nature of that Event of Default or Potential Event of Default and any steps the Borrower is taking to remedy it;
(i) Regulatory Reviews. Upon IFC’s reasonable request, and to the extent permitted by the Argentine Central Bank, provide IFC with copies of any documents prepared in connection with any material reviews conducted by the Argentine Central Bank or any other Authority;
(j) Eligible Sub-borrower Communications. As soon as possible but no later than ten (10) days after receipt of any communications from any Eligible Sub-borrower pursuant to Section 5.06 (c) (iv) (General Requirements Relating to Sub-loans), provide a copy of that communication to IFC together with the measures that the Borrower, or as the case may be, the Eligible Sub-borrower proposes to take to secure the implementation of appropriate remedial measures satisfactory to IFC;
(k) AML/CFT Reporting Requirements. On an annual basis, provide to IFC at least one of the following: (i) a report by the AML/CFT Officer on the implementation of, and compliance with, the Borrower’s AML/CFT policies, procedures and controls; (ii) an internal or external auditor’s assessment on the adequacy of the Borrower’s policies, procedures and controls for AML/CFT; or (iii) a report by the AML/CFT regulator of the Borrower concerning the Borrower’s compliance with local AML/CFT laws and regulations;
(l) Eligible Sub-loans Status Report. On June 30 and December 31 of each year, provide to IFC the Eligible Sub-loan Status Report, as of the immediately preceding Interest Payment Date; and
(m) Other Information. Promptly provide to IFC such information about the Borrower, its assets and the Project that IFC requests from time to time on behalf of any Participant for such Participants to satisfy requirements under applicable law and regulations, including those concerning anti-money laundering and combating the financing of terrorism (AML/CFT).
Section 5.05. Insurance.
(a) Insurance Requirements and Borrower’s Undertakings. Unless IFC otherwise agrees, the Borrower shall: (i) insure and keep insured, with financially sound and reputable insurers, all assets and business against all insurable losses to include the insurances specified in Annex A and any insurance required by law; (ii) punctually pay any premium, commission and any other amounts necessary for effecting and maintaining in force each insurance policy; (iii) promptly notify the relevant insurer of any material claim by the Borrower under a policy written by that insurer and diligently pursue that claim; (iv) not do or omit to do, or permit to be done or not done, anything which might prejudice the Borrower’s right to claim or recover under any insurance policy; (v) not vary, rescind, terminate, cancel or cause a material change to any insurance policy; and (vi) establish insurance requirements, and implement and maintain procedures to monitor such requirements with respect to Sub-loans.

(b) Policy Provisions. Unless IFC otherwise agrees, each insurance policy required to be obtained pursuant to this Section 5.05 shall be on terms and conditions acceptable to IFC, and shall contain provisions to the effect that no policy can expire nor can it be canceled or suspended by the Borrower or the insurer for any reason (including failure to renew the policy or to pay the premium or any other amount) unless IFC and, in the case of expiration or if cancellation or suspension is initiated by the insurer, the Borrower receive at least forty-five (45) days’ notice (or such lesser period as IFC may agree with respect to cancellation, suspension or termination in the event of war and kindred peril) prior to the effective date of termination, cancellation or suspension.
(c) Reporting Requirements. Unless IFC otherwise agrees, the Borrower shall provide to IFC the following: (i) as soon as possible but, in any event, before the first Disbursement, a copy of the Borrower’s procedures referred to in paragraph (a) (vi) of this Section 5.05, and from time to time, if IFC so requests, information on insurances relating to Sub-loans; (ii) as soon as possible but, in any event, before the first Disbursement, a policy statement from its insurance agent or broker describing the insurance arrangements made by the Borrower to protect its assets and operations and the terms and conditions of coverage under those arrangements (as to extent, amount and exclusions); and (iii) on an annual basis promptly following renewal of each insurance policy, a copy of each required insurance policy; and (iv) from time to time, any other insurance related information as IFC requests.
Section 5.06. General Requirements Relating to Sub-loans. (a) The Borrower shall apply prudent banking criteria in the evaluation and assessment of Eligible Sub-loans and Eligible Sub-borrowers and determination of the terms and conditions of, including security for, Eligible Sub-loans.
(b) Sub-loan Forms. Each Sub-loan shall be made upon such terms and conditions as shall, at a minimum, cover all financial expenses incurred by the Borrower in connection with the making, implementation and enforcement of that Sub-loan, and be evidenced by an agreement or agreements conferring upon the Borrower valid and enforceable rights and imposing upon the relevant Eligible Sub-borrower valid and enforceable obligations, all as necessary and appropriate to protect the interests of the Borrower.
(c) Sub-loan Terms and Conditions. The Borrower shall make all appropriate arrangements to ensure that each Sub-loan is made in such form and upon such terms and conditions as to require each Eligible Sub-borrower to: (i) carry out the relevant project and conduct its business with due diligence and efficiency and in accordance with sound financial and business practices including, without limitation, making and maintaining in effect insurance arrangements as set out in the Borrower’s procedures referred to in Section 5.05(a)(vi) (Insurance); (ii) at all times comply with, and/or (as the case may be) fulfill all the requirements and conditions for the qualification of Eligible Sub-borrowers and Eligible Sub-loans; (iii) design, construct, operate and maintain and monitor all of its sites, plant, equipment and facilities included in the relevant project in accordance with the S&E Requirements; (iv) as soon as possible, but no later than ten (10) days after its occurrence, notify the Borrower of any incident, accident or circumstance occurring on any site, plant, equipment or facility included in the relevant project or in any manner associated with its implementation and/or operation having or which could reasonably be expected to have a material adverse impact on the implementation or operation of the relevant project in compliance with the S&E Requirements, or an adverse effect on the environment, health or safety, including without limitation, explosions, spills or workplace accidents which result in death, serious or multiple injury or major pollution, specifying, in each case, the nature of the incident, accident or circumstance and the impact or effect arising or likely to arise therefrom, and the measures to be taken, or plans to be taken, to address them and prevent any future similar event; and keep the Borrower informed of the on-going implementation of those measures; (v) in each year submit to the Borrower a report on that Eligible Sub-borrower’s performance in connection with the S&E Requirements containing the necessary information to support the Borrower’s S&E Performance Report to be delivered to IFC pursuant to Section 5.04 (d) (Reporting Requirements); (vi) permit representatives of IFC, the CAO and/or the Borrower to visit any sites, plants, equipment or facilities included in the relevant project and any premises where the business of the Eligible Sub-borrower associated with that project is conducted and to have access to that Eligible Sub-borrower’s books of account and records and to its employees and agents; (vii) provide such information as the Borrower or IFC may from time to time reasonably require with respect to the operations and financial condition of that Eligible Sub-borrower and the relevant project; and (viii) ensure that the proceeds of the relevant Sub-loan are not used in reimbursement of, or used for, expenditures in the territories of any country which is not a member of the World Bank or for goods produced or services supplied from such territories.
(d) Eligible Sub-loans Administration. The Eligible Sub-loans shall be administered by the Borrower, in strict accordance with the provisions of the relevant Security Documents, provided that, if an Event of Default occurs, such administration by the Borrower may become, at the sole discretion of IFC, terminated, in which case IFC may further administer the Eligible Sub-loans or delegate such administration in any reputable entity.
ARTICLE VI
Events of Default
Section 6.01. Acceleration after Default. If any Event of Default occurs and is continuing, IFC may, by notice to the Borrower, require the Borrower to repay the GTLP Facility immediately. On receipt of any such notice, the Borrower shall immediately repay the GTLP Facility and pay all accrued interest on it, the prepayment premium specified in Section 2.06 (Prepayment) and any other amounts payable under this Agreement. The Borrower waives any right that it might have to further notice, presentment, demand or protest with respect to that demand for immediate payment.
Section 6.02. Events of Default. It shall be an Event of Default if:
(a) Failure to Pay Principal or Interest. The Borrower fails to pay when due any principal of or interest on the GTLP Facility and such failure continues for five (5) days;
(b) Failure to Comply with Obligations. The Borrower or any party to a Transaction Document fails to comply with any of its obligations under this Agreement or any other Transaction Document or any other agreement between the Borrower and IFC, including the Restructured IFC Loan Agreements (other than for the payment of principal of, or interest on, the GTLP Facility) and such failure continues for a period of thirty (30) days after the date on which IFC notifies the Borrower of such failure;
(c) Misrepresentation. Any representation or warranty made in Article III or in connection with the execution of, or any request (including a request for Disbursement) under, this Agreement or any other Transaction Document is found to be incorrect in any material respect, for a period of thirty (30) days counting as from IFC’s notification to the Borrower of such failure, and such failure has a Material Adverse Effect on the repayment of the GTLP Facility;

(d) Expropriation; Nationalization, Etc. Any Authority condemns, nationalizes, seizes, expropriates or otherwise assumes custody or control of all or any substantial part of the business, operations, property or other assets of the Borrower or of its share capital, or takes any action for the dissolution of the Borrower or any action that would prevent the Borrower or its officers from carrying on all or a substantial part of its business or operations;
(e) Bankruptcy Proceedings. (i) A court finds the Borrower bankrupt or insolvent, or approves as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Borrower under any applicable law, or appoints a receiver, liquidator, trustee, sequestrator (or similar official) of the Borrower or of any substantial part of its property or other assets, or orders the winding up or liquidation of its affairs; (ii) the Borrower itself institutes proceedings to be adjudicated bankrupt or insolvent, or consents to the institution of bankruptcy or insolvency proceedings against it, or files a petition or answer or consent seeking reorganization or relief under any applicable law, or consents to the filing of any such petition or to the appointment of a receiver, liquidator, trustee, sequestrator (or other similar official) of the Borrower or of any substantial part of its property, or makes a general assignment for the benefit of creditors, or admits in writing its inability to pay its debts generally as they become due; (iii) the Argentine Central Bank (x) initiates a proceeding under Section 34 of the Argentine Financial Entities Act 21,526 requesting the Borrower or any Significant Subsidiary to submit a regularization plan or (y) orders a temporary, total or partial suspension of the activities of the Borrower pursuant to Section 49 of the Argentine Central Bank’s charter; (iv) an attachment, sequestration, distress or execution (or analogous process) is levied or enforced upon or issued against the whole or any material part of the undertaking or assets or property of the Borrower; or (v) any other event occurs which under any applicable law and/or Banking Regulations would have an effect similar to any of those events listed above in this subsection;
(f) Cross-Default. The Borrower fails to make any payment in respect of any of its Liabilities (other than the GTLP Facility) or to perform any of its obligations under any agreement pursuant to which there is outstanding any Liability, and any such failure continues for more than any applicable period of grace or any such Liability becomes prematurely due and payable or is placed on demand;
(g) Failure to Maintain Authorizations. Any Authorization necessary for the Borrower to comply with its obligations under this Agreement or any other Transaction Document, or to carry on its business or operations, is not obtained when required or is rescinded, terminated, lapses or otherwise ceases to be in full force and effect, and is not restored or reinstated within 30 days of notice by IFC to the Borrower;
(h) Revocation, Etc. This Agreement or any other Transaction Document or any of their respective provisions for any reason (or in the case of any Security Document, ceases to provide the security intended) is repudiated or its validity or enforceability at any time is challenged by any Person unless such repudiation or challenge is withdrawn within thirty (30) days of IFC’s notice to the Borrower, except that no such notice shall be required or, as the case may be, the notice period shall terminate if and when that repudiation or challenge becomes effective; or
(h) Change of Control. A Change of Control occurs.

Section 6.03. Bankruptcy. If the Borrower is liquidated or declared bankrupt, the GTLP Facility, all interest accrued on it and any other amounts payable under this Agreement will become immediately due and payable without any presentment, demand, protest or notice of any kind, all of which the Borrower waives.
ARTICLE VII
Miscellaneous
Section 7.01. Saving of Rights. (a) The rights and remedies of IFC in relation to any misrepresentation or breach of warranty on the part of the Borrower shall not be prejudiced by any investigation by or on behalf of IFC into the affairs of the Borrower, by the execution or the performance of this Agreement or by any other act or thing by or on behalf of IFC in connection with this Agreement and which might, apart from this Section, prejudice such rights or remedies.
(b) No course of dealing and no failure or delay by IFC in exercising any power, remedy, discretion, authority or other right under this Agreement or any other agreement shall impair, or be construed to be a waiver of or an acquiescence in, that or any other power, remedy, discretion, authority or right under this Agreement, or in any manner preclude its additional or future exercise.
Section 7.02. Notices. Any notice, request or other communication to be given or made under this Agreement shall be in writing. Subject to Section 5.04 (h) and (i) (Reporting Requirements) and Section 7.04 (Applicable Law and Jurisdiction) any such communication shall be deemed to have been duly given or made when it is delivered by hand, airmail, established courier service, facsimile to the party’s address specified below or at such has from time to time, designated by notice to the other party hereto, and shall be effective upon receipt.
For the Borrower:
BANCO DE GALICIA Y BUENOS AIRES S.A.
Tte. Gral. Juan Domingo Perón 407
(C1038AAI) Buenos Aires
República Argentina
Facsimile: (54-11) 3329-6429
Attention: Carlos López
For IFC:
International Finance Corporation
2121 Pennsylvania Avenue, N.W.
Washington, D.C. 20433
United States of America
Facsimile: (1-202) 947-4300
Attention: Director, Global Financial Markets
With a copy (in the case of communications relating to payments) sent to the attention of the Senior Manager, Financial Operations Unit, at:
Facsimile: (1-202) 974-4371.

Section 7.03. English Language. All documents to be provided or communications to be given or made under this Agreement shall be in English and where the original version of any such document is not in English, shall be accompanied by an English translation certified by an authorized representative to be a true and correct translation of the original. IFC may, if it so requires, obtain an English translation of any document or communication received in any other language at the cost and expense of the Borrower; and in either case IFC may deem any such translation to be the governing version.
Section 7.04. Applicable Law and Jurisdiction. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York, United States of America.
(b) For the exclusive benefit of IFC, the Borrower irrevocably agrees that any legal action, suit or proceeding arising out of or relating to this Agreement may be brought in the courts of the United States of America located in the Southern District of New York or in the courts of the State of New York located in the Borough of Manhattan. By the execution of this Agreement, the Borrower irrevocably submits to the jurisdiction of any such court in any such action, suit or proceeding. Final judgment against the Borrower in any such action, suit or proceeding shall be conclusive and may be enforced in any other jurisdiction, including the Country, by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the judgment, or in any other manner provided by law.
(c) Nothing in this Agreement shall affect the right of IFC to commence legal proceedings or otherwise sue the Borrower in the Country or any other appropriate jurisdiction, or concurrently in more than one jurisdiction, or to serve process, pleadings and other legal papers upon the Borrower in any manner authorized by the laws of any such jurisdiction.
(d) The Borrower hereby irrevocably designates, appoints and empowers CT Corporation System, with offices currently located at 111 Eighth Avenue, 13th Floor, New York, New York 100111, as its authorized agent solely to receive for and on its behalf service of any summons, complaint or other legal process in any action, suit or proceeding IFC may bring in the State of New York in respect of this Agreement.
(e) As long as this Agreement remains in force, the Borrower shall maintain a duly appointed and authorized agent to receive for and on its behalf service of any summons, complaint or other legal process in any action, suit or proceeding IFC may bring in New York, New York, United States of America, with respect to this Agreement. The Borrower shall keep IFC advised of the identity and location of such agent.
(f) The Borrower also irrevocably consents, if for any reason its authorized agent for service of process of summons, complaint and other legal process in any action, suit or proceeding is not present in New York, New York, to the service of such papers being made out of the courts of the United States of America located in the Southern District of New York and the courts of the State of New York located in the Borough of Manhattan by mailing copies of the papers by registered United States air mail, postage prepaid, to the Borrower, at its address specified pursuant to Section 7.02 (Notices). In such a case, IFC shall also send by facsimile, or have sent by facsimile, a copy of the papers to the Borrower.

(g) Service in the manner provided in Sections 7.04 (d), (e) and (f) in any action, suit or proceeding will be deemed personal service, will be accepted by the Borrower as such and will be valid and binding upon the Borrower for all purposes of any such action, suit or proceeding.
(h) The Borrower irrevocably waives to the fullest extent permitted by applicable law:
(i)	any objection which it may have now or in the future to the laying of the venue of any action, suit or proceeding in any court referred to in this Section;

(ii)	any claim that any such action, suit or proceeding has been brought in an inconvenient forum;

(iii)	its right of removal of any matter commenced by IFC in the courts of the State of New York to any court of the United States of America; and

(iv)	any and all rights to demand a trial by jury in any such action, suit or proceeding brought against such party by IFC.
(i) To the extent that the Borrower may be entitled in any jurisdiction to claim for itself or its assets immunity in respect of its obligations under this Agreement or any other Transaction Document to which it is a party, from any suit, execution, attachment (whether provisional or final, in aid of execution, before judgment or otherwise) or other legal process or to the extent that in any jurisdiction that immunity (whether or not claimed) may be attributed to it or its assets, the Borrower irrevocably agrees not to claim and irrevocably waives such immunity to the fullest extent permitted now or in the future by the laws of such jurisdiction.
(j) The Borrower hereby acknowledges that IFC shall be entitled under applicable law, including the provisions of the International Organizations Immunities Act, to immunity from a trial by jury in any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby brought against IFC in any court of the United States of America. The Borrower hereby waives any and all rights to demand a trial by jury in any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement, brought against IFC in any forum in which IFC is not entitled to immunity from a trial by jury.
(k) To the extent that the Borrower may, in any action, suit or proceeding brought in any of the courts referred to in Section 7.04 (b) or a court of the Country or elsewhere arising out of or in connection with this Agreement or any other Transaction Document to which the Borrower is a party, be entitled to the benefit of any provision of law requiring IFC in such action, suit or proceeding to post security for the costs of the Borrower, or to post a bond or to take similar action, the Borrower hereby irrevocably waives such benefit, in each case to the fullest extent now or in the future permitted under the laws of the Country or, as the case may be, the jurisdiction in which such court is located.

Section 7.05. Disclosure of Information. IFC may, notwithstanding the terms of any other agreement between the Borrower and IFC, disclose any documents, records or information about the project or the Borrower to (i) its outside counsel, auditors and rating agencies, (ii) any Person who intends to purchase a Participation, and (iii) any other Person as IFC may deem appropriate in connection with the administration of the GTLP Facility, including for the purpose of exercising any power, remedy, right, authority, or discretion relevant to any Transaction Document, or in connection with any proposed sale, transfer, assignment or other disposition of IFC’s rights as contemplated by Section 7.06.
Section 7.06. Successors and Assignees. This Agreement binds and benefits the respective successors and assignees of the parties. However, the Borrower may not assign or delegate any of its rights or obligations under this Agreement without the prior written consent of IFC.
Section 7.07. Amendments, Waivers and Consents. Any amendment or waiver of, or any consent given under, any provision of this Agreement shall be in writing and, in the case of an amendment, signed by the parties.
Section 7.08. Counterparts. This Agreement may be executed in several counterparts, each of which is an original, but all of which together constitute one and the same agreement.
(signature page follows)

IN WITNESS WHEREOF, the parties hereto, acting through their duly authorized representatives, have caused this Agreement to be signed in their respective names and to be delivered, as of the date first above written.

BANCO DE GALICIA Y BUENOS AIRES S.A.

By:

Name:

Title:

By:

Name:

Title:

INTERNATIONAL FINANCE CORPORATION

By:

Name:

Title:

and acting also as Executing Entity for Trust Fund Nbr. TF071560

By:

Name:

Title:

ANNEX A

INSURANCE REQUIREMENTS
(See Section 4.01(f) and Section 5.05(a)(i) of the Loan Agreement)
General Provisions
The insurances required to be arranged by the Borrower are those customarily expected of a prudent financial institution, including but not limited to the following:
a)	Fire and perils, or All Risks on assets;

b)	General Liability;

c)	Financial Institution Bond (Bankers’ Blanket Bond) including Computer Crime and Electronic Fraud; and

d)	All insurances required by local legislation.
Special Provisions
a)	Establish insurance requirements, and implement and maintain procedures to monitor such requirements with respect to Sub-loans; and

b)	Deliver to IFC a description of the insurance requirements and the procedures instituted by the Borrower to monitor insurances on all Sub-loans.

ANNEX B

EXCLUSION LIST
(See Section 5.02(i) of the Loan Agreement)
•
Production or trade in any product or activity deemed illegal under host country laws or regulations or international conventions and agreements, or subject to international bans, such as pharmaceuticals, pesticides/herbicides, ozone depleting substances, PCB’s, wildlife or products regulated under CITES.

•	Production or trade in weapons and munitions[1].

•	Production or trade in alcoholic beverages (excluding beer and wine)[1]

•	Production or trade in tobacco [1].

•	Gambling, casinos and equivalent enterprises [1].

•
Production or trade in radioactive materials. This does not apply to the purchase of medical equipment, quality control (measurement) equipment and any equipment where IFC considers the radioactive source to be trivial and/or adequately shielded.

•	Production or trade in unbonded asbestos fibers. This does not apply to purchase and use of bonded asbestos cement sheeting where the asbestos content is less than 20%.

•	Drift net fishing in the marine environment using nets in excess of 2.5 km. in length.

•	Production or activities involving harmful or exploitative forms of forced labor2/harmful child labor[3].

•	Commercial logging operations for use in primary tropical moist forest.

•	Production or trade in wood or other forestry products other than from sustainably managed forests.

[1]
This does not apply to project sponsors who are not substantially involved in these activities. “Not substantially involved” means that the activity concerned is ancillary to a project sponsor’s primary operations.

[2]	Forced labor means all work or service, not voluntarily performed, that is extracted from an individual under threat of force or penalty.

[3]
Harmful child labor means the employment of children that is economically exploitive, or is likely to be hazardous to, or to interfere with, the child’s education, or to be harmful to the child’s health, or physical, mental, spiritual, moral, or social development.

ANNEX C

SANCTIONABLE PRACTICES
(See Section 1.01 of the Loan Agreement)
ANTI-CORRUPTION GUIDELINES FOR IFC TRANSACTIONS
The purpose of these Guidelines is to clarify the meaning of the terms “Corrupt Practices”, “Fraudulent Practices”, “Coercive Practices”, “Collusive Practices” and “Obstructive Practices” in the context of IFC operations.
1. Corrupt Practices
A “Corrupt Practice” is the offering, giving, receiving or soliciting, directly or indirectly, of anything of value to influence improperly the actions of another party.
Interpretation
A. Corrupt practices are understood as kickbacks and bribery. The conduct in question must involve the use of improper means (such as bribery) to violate or derogate a duty owed by the recipient in order for the payor to obtain an undue advantage or to avoid an obligation. Antitrust, securities and other violations of law that are not of this nature are excluded from the definition of corrupt practices.
B. It is acknowledged that foreign investment agreements, concessions and other types of contracts commonly require investors to make contributions for bona fide social development purposes or to provide funding for infrastructure unrelated to the project. Similarly, investors are often required or expected to make contributions to bona fide local charities. These practices are not viewed as Corrupt Practices for purposes of these definitions, so long as they are permitted under local law and fully disclosed in the payor’s books and records. Similarly, an investor will not be held liable for corrupt or fraudulent practices committed by entities that administer bona fide social development funds or charitable contributions.
C. In the context of conduct between private parties, the offering, giving, receiving or soliciting of corporate hospitality and gifts that are customary by internationally-accepted industry standards shall not constitute corrupt practices unless the action violates applicable law.
D. Payment by private sector persons of the reasonable travel and entertainment expenses of public officials that are consistent with existing practice under relevant law and international conventions will not be viewed as Corrupt Practices.

ANNEX C

E. The World Bank Group does not condone facilitation payments. For the purposes of implementation, the interpretation of “Corrupt Practices” relating to facilitation payments will take into account relevant law and international conventions pertaining to corruption.
2. Fraudulent Practices
A “Fraudulent Practice” is any action or omission, including misrepresentation, that knowingly or recklessly misleads, or attempts to mislead, a party to obtain a financial or other benefit or to avoid an obligation.
Interpretation
A. An action, omission, or misrepresentation will be regarded as made recklessly if it is made with reckless indifference as to whether it is true or false. Mere inaccuracy in such information, committed through simple negligence, is not enough to constitute a “Fraudulent Practice” for purposes of this Agreement.
B. Fraudulent Practices are intended to cover actions or omissions that are directed to or against a World Bank Group entity. It also covers Fraudulent Practices directed to or against a World Bank Group member country in connection with the award or implementation of a government contract or concession in a project financed by the World Bank Group. Frauds on other third parties are not condoned but are not specifically sanctioned in IFC, MIGA, or PRG operations. Similarly, other illegal behavior is not condoned, but will not be considered as a Fraudulent Practice for purposes of this Agreement.
3. Coercive Practices
A “Coercive Practice” is impairing or harming, or threatening to impair or harm, directly or indirectly, any party or the property of the party to influence improperly the actions of a party.
Interpretation
A. Coercive Practices are actions undertaken for the purpose of bid rigging or in connection with public procurement or government contracting or in furtherance of a Corrupt Practice or a Fraudulent Practice.
B. Coercive Practices are threatened or actual illegal actions such as personal injury or abduction, damage to property, or injury to legally recognizable interests, in order to obtain an undue advantage or to avoid an obligation. It is not intended to cover hard bargaining, the exercise of legal or contractual remedies or litigation.

ANNEX C

4. Collusive Practices
A “Collusive Practice” is an arrangement between two or more parties designed to achieve an improper purpose, including to influence improperly the actions of another party.
Interpretation
Collusive Practices are actions undertaken for the purpose of bid rigging or in connection with public procurement or government contracting or in furtherance of a Corrupt Practice or a Fraudulent Practice.
5. Obstructive Practices
An “Obstructive Practice” is (i) deliberately destroying, falsifying, altering or concealing of evidence material to the investigation or making of false statements to investigators, in order to materially impede a World Bank Group investigation into allegations of a corrupt, fraudulent, coercive or collusive practice, and/or threatening, harassing or intimidating any party to prevent it from disclosing its knowledge of matters relevant to the investigation or from pursuing the investigation, or (ii) acts intended to materially impede the exercise of IFC’s access to contractually required information in connection with a World Bank Group investigation into allegations of a corrupt, fraudulent, coercive or collusive practice.
Interpretation
Any action legally or otherwise properly taken by a party to maintain or preserve its regulatory, legal or constitutional rights such as the attorney-client privilege, regardless of whether such action had the effect of impeding an investigation, does not constitute an Obstructive Practice.
General Interpretation
A person should not be liable for actions taken by unrelated third parties unless the first party participated in the prohibited act in question.

ANNEX D

IFC TRANCHE ELIGIBLE SUB-LOANS CRITERIA
The IFC Tranche Eligible Sub-loans are intended to have a sustainability component, as follows:
- Energy Efficiency: Any project that reduces the consumption of energy used per unit of energy generated or delivered, or per unit of productive use. Examples, among others, include: energy efficient lighting, air conditioning and refrigeration, energy efficient boilers, heat pumps and heat recovery devices, high efficiency electrical motors and drivers, compressed air systems, sensors and automatic controls for energy consumption, metering devices, fuel switching to cleaner fuels, etc.
- Cleaner Production: projects that minimize waste and emissions out of industrial processes and maximize product output through best use of materials and energy to avoid waste, waste water generation, and gaseous emissions, and also waste heat and noise. Examples of initiatives under this field include: facilities upgrades, energy management systems, water conservation systems, efficient lighting or heating, fuel-switching, waste reuse and recycling technologies.
- Renewable Energy: projects that generate electricity or heat from renewable energy sources (energy obtained from sources that are natural, rapidly replenished, and essentially inexhaustible) such as: wind, water, solar, geothermal or biomass. This includes switching a production process to a cleaner energy source. Examples of initiatives under this field include: small hydro projects, wind turbines, biogas generators for landfill, solar panels, and fuel-switching.
IFC Tranche Eligible Sub-loans shall be aimed at (i) reducing the environmental impact of their agribusiness practices through the recycling of waste, and (ii) improving the efficiency in the use of limited resources, like water and energy. In this regard, the new project/equipment being financed under the IFC Tranche should have at least a fifteen per cent (15%) reduction in the amount of water or energy used or waste recycled.

ANNEX E

ESCASANY, AYERZA AND BRAUN FAMILY MEMBERS

Shareholder	Date of Birth

Eduardo José Escasany	June 30, 1950
Abel Ayerza	May 27, 1939
Federico Braun	February 4, 1948
María Ofelia Escasany	September 14, 1948
Marta Braun	January 30, 1937
Santiago Braun	September 16, 1942
Mónica Estela Zartmann	December 12, 1943
María Braun	September 17, 1946
Miguel Braun	November 30, 1973
Susana Braun de Santillan	September 22, 1944
Inés Braun Ledesma	December 5, 1976
Pablo Braun Ledesma	January 8, 1976
Oscar Braun Malenchini	December 28, 1961
Sonia Braun Malenchini	November 4, 1963
Mercedes Guerrero de Authier	August 31, 1961
Isabel Guerrero de Romero	December 19, 1962
Francisca Guerrero de Aduriz	April 29, 1965
Adela María Ayerza de Gutiérrez	October 19, 1936
Josefina María Ayerza	June 24, 1933
María Teresa Ayerza	February 2, 1935
Silvestre Vila Moret	April 26, 1971
Fundación Banco de Galicia y Buenos Aires S.A.	N/A

SCHEDULE 1

FORM OF CERTIFICATE OF INCUMBENCY AND AUTHORITY
(See Section 1.01 and Section 4.01(h) of the Loan Agreement)
[Borrower’s Letterhead]
[Date]
International Finance Corporation
2121 Pennsylvania Avenue, N.W.
Washington, D.C. 20433
United States of America
Attention: Director, Global Financial Markets Department
Ladies and Gentlemen:
Investment No. 29759
Certificate of Incumbency and Authority
With reference to the Loan Agreement between us, dated September 8, 2010 (the “Loan Agreement”), I, the undersigned [Chairman/Director] of Banco de Galicia y Buenos Aires S.A. (the “Borrower”) duly authorized to do so, hereby certify that the following are the names, offices and true specimen signatures of the persons [each] [any two] of whom are, and will continue to be (until you receive authorized written notice from the Borrower that they, or any of them, no longer continue to be), authorized:
(a) to sign on behalf of the Borrower the request for the disbursement of funds provided for in Section 2.02 of the Loan Agreement and such other certificates, requests and documents required or permitted to be made thereunder on behalf of the Borrower; and
(b) to take, in the name of the Borrower, any other action required or permitted to be taken, done, signed or executed under the Loan Agreement or any other agreement to which IFC and the Borrower may be parties.

*Name	Office	Specimen Signature

*	As many, or as few, names may be included as the Borrower shall desire.

SCHEDULE 1

You may assume that any such person continues to be so authorized until you receive authorized written notice from the Borrower that they, or any of them, is no longer so authorized.

Yours truly, BANCO DE GALICIA Y BUENOS AIRES S.A.
By:
Name:
	Title:	[Chairman/Director]

SCHEDULE 2

FORM OF REQUEST FOR DISBURSEMENT (LOAN)
(See Section 2.02 (a) and Section 4.02 (g) of the Loan Agreement)
[Borrower’s Letterhead]
[Date]
International Finance Corporation
2121 Pennsylvania Avenue, N.W.
Washington, D.C. 20433
United States of America
Attention: Director, Global Financial Markets Department
Ladies and Gentlemen:
Investment No. 29759
Request for Loan Disbursement No. [______]*
1. Please refer to the Loan Agreement (the “Loan Agreement”) dated September 8, 2010, between Banco de Galicia y Buenos Aires S.A. (the “Borrower”) and International Finance Corporation (“IFC”). All terms defined in the Loan Agreement shall bear the same meanings herein.
2. The Borrower hereby requests the disbursement on                     , _____ (or as soon as practicable thereafter) of the amount of                      (                    ) under the GTLP Facility (the “Disbursement”) in accordance with the provisions of Section 2.02 (a) of the Loan Agreement. You are requested to pay such amount to the account in [New York] of [name of Borrower] [name of correspondent Bank], Account No.                      at [name and address of Bank] [for further credit to the Borrower’s Account No.                      at [name and address of Bank] in [city and country].
3. For the purpose of Section 4.02 (g) of the Loan Agreement, the Borrower certifies as follows:
(a) No Event of Default and no Potential Event of Default has occurred and is continuing;
(b) The proceeds of that Disbursement: (i) are, at the date of this request, needed by the Borrower for the purpose of originating Eligible Sub-loans under the Eligible Sub-loan Program described in the Investment Report attached hereto, or will be needed for that purpose within three (3) months of such date; and (ii) are not in reimbursement of, or to be used for, any purpose other than on-lending to an Eligible Sub-borrower for the financing of an Eligible Sub-loan;

*	Each to be numbered in series.

SCHEDULE 2

(c) since the date of this Agreement nothing has occurred which has or can reasonably be expected to have a Material Adverse Effect;
(d) the representations and warranties made in Article III (Representations and Warranties) of the Loan Agreement are true on and as of the date of this request and will be true as of the date of Disbursement with the same effect as if those representations and warranties had been made on and as of each such date (but in the case of Section 3.01 (c) (Representations and Warranties), without the words in parentheses);
(e) after giving effect to that Disbursement, the Borrower would not be in violation of: (i) its Charter; (ii) any provision contained in any document to which the Borrower is a party (including this Agreement) or by which the Borrower is bound; or (iii) any law, rule, regulation, Authorization or agreement or other document binding on the Borrower directly or indirectly limiting or otherwise restricting the Borrower’s borrowing power or authority or its ability to borrow;
(f) After taking into account the amount of that Disbursement and any other Liabilities incurred by the Borrower after the date of the latest financial statements of the Borrower delivered to IFC pursuant to Section 5.04 (a) (Reporting Requirements) of the Loan Agreement, the Borrower would be in compliance with each of the financial covenants set out in Section 5.03 (Financial Covenants) of the Loan Agreement; and
The above certifications are effective as of the date of this request for Disbursement and shall continue to be effective as of the date of the Disbursement. If any of these certifications is no longer valid as of or prior to the date of the requested Disbursement, the Borrower will immediately notify IFC and will repay the amount disbursed upon demand by IFC if Disbursement is made prior to the receipt of such notice.

Yours faithfully, BANCO DE GALICIA Y BUENOS AIRES S.A.
By:
Name:
	Title:	[Authorized Representative]**

Copy to:	Director, Department of Financial Operations International Finance Corporation

**	As named in the Borrower’s Certificate of Incumbency and Authority (see Schedule 1).

SCHEDULE 3

FORM OF LOAN DISBURSEMENT RECEIPT
(See Section 2.02(b) of the Loan Agreement)
[Borrower’s Letterhead]
International Finance Corporation
2121 Pennsylvania Avenue, N.W.
Washington, D.C. 20433
United States of America
Attention: Director, Department of Financial Operations
Ladies and Gentlemen:
Investment No. 29759
Disbursement Receipt No. [_____]* (Loan)
We, Banco de Galicia y Buenos Aires S.A., hereby acknowledge receipt on the date hereof, of the sum of                      (_____) disbursed to us by International Finance Corporation (“IFC”) under the GTLP Facility of                      (_____) provided for in the Loan Agreement dated September 8, 2010 between our company and IFC.**

Yours truly, BANCO DE GALICIA Y BUENOS AIRES S.A.
By:
Name:
	Title:	[Authorized Representative]***

*	To correspond with number of the Disbursement request. See Schedule 2.

**	Please note that in some jurisdictions one has to be able to prove amounts disbursed.

***	As named in the Borrower’s Certificate of Incumbency and Authority (see Schedule 1).

SCHEDULE 4

FORM OF SERVICE OF PROCESS LETTER
(See Section 4.01(i) of the Loan Agreement)
[Letterhead of Agent for Service of Process]
[Date]
International Finance Corporation
2121 Pennsylvania Avenue, N.W.
Washington, D.C. 20433
Attention: Director, Global Financial Markets Department
Investment No. 29759
[Argentina]: [Borrower]
Ladies and Gentlemen:
Reference is made to (i) Section 7.04 of the Loan Agreement dated September 8, 2010 (the “Loan Agreement”) between Banco de Galicia y Buenos Aires S.A. (the “Borrower”) and International Finance Corporation (“IFC”). Unless otherwise defined herein, capitalized terms used herein shall have the meaning specified in the Loan Agreement.
Pursuant to Section 7.04 (d) of the Loan Agreement, the Borrower has irrevocably designated and appointed the undersigned, CT Corporation System with offices currently located at 111 Eighth Avenue, 13th Floor, New York, New York 100111, United States of America, as its authorized agent to receive for and on its behalf service of process in any legal action or proceeding with respect to the Loan Agreement in the courts of the United States of America for the Southern District of New York or in the courts if the State of New York located in the Borough of Manhattan.
The undersigned hereby informs you that it has irrevocably accepted that appointment as process agent as set forth in [each of] Section 7.04 (d) of the Loan Agreement, from                      until                      and agrees with you that the undersigned (i) shall inform IFC promptly in writing of any change of its address in New York, (ii) shall perform its obligations as such process agent in accordance with the relevant provisions of Section 7.04 of the Loan Agreement, and (iii) shall forward promptly to the Borrower any legal process received by the undersigned in its capacity as process agent.
As process agent, the undersigned and its successor or successors agree to discharge the above-mentioned obligations and will not refuse fulfillment of such obligations as provided under Section 7.04 (d) of the Loan Agreement.

Very truly yours, CT CORPORATION SYSTEM
By:
Name:
Title:
cc: [Borrower]

SCHEDULE 5

FORM OF PROMISSORY NOTE
(See Section 2.02(c) of the Loan Agreement)
“PAGARÉ
“U$S •
Buenos Aires, • de • de •
Por igual valor recibido en préstamo, pagaremos incondicionalmente a la vista a International Finance Corporation, sin protesto, NO A LA ORDEN, la cantidad de Dólares Estadounidenses • millones (U$S •).
El monto adeudado bajo el presente Pagaré devengará (i) un interés compensatorio del • % (• por ciento) anual hasta la fecha del efectivo pago.; y (ii) En caso de falta de pago a la fecha de su presentación al cobro, un interés punitorio del 2% (dos por ciento) anual desde la fecha de su presentación al cobro hasta la fecha del efectivo pago.
Todos los pagos a efectuar en virtud de este Pagaré serán efectuados indefectiblemente en Dólares Estadounidenses. El suscriptor renuncia en forma incondicional e irrevocable a invocar la teoría de la imprevisión y onerosidad sobreviniente (Artículo 1198, párrafo segundo, del Código Civil de la República Argentina).
Todos los montos adeudados en virtud del presente Pagaré serán pagados libres de, y sin deducciones por, impuestos, tasas, gastos, derechos, y/o retenciones, presente o futuros, de cualquier naturaleza o tipo, sean éstos de jurisdicción nacional o provincial de la Argentina, o impuestos cobrados por cualquier autoridad impositiva de la Argentina. En caso de ser aplicable algún impuesto, tasa, cargo, gasto, derecho y/o retención de la índole mencionada, éste será pagado exclusivamente por el suscriptor.
En nuestro carácter de suscriptores, hacemos constar expresamente que ampliamos el plazo de presentación para el pago de este Pagaré hasta siete (7) años a contar desde la fecha.
Lugar de pago: 2121 Pennsylvania Av. N.W., Washington DC 20433, Estados Unidos de América.
BANCO DE GALICIA Y BUENOS AIRES S.A.

Por:
Nombre:
Cargo: ”
[NOTARY PUBLIC CERTIFICATION SIGNATURES & SIGNATORIES’ CAPACITY]

SCHEDULE 6

FORM OF LETTER TO BORROWER’S AUDITORS
(See Section 4.01(h) and Section 5.01(c) of the Loan Agreement)
[Borrower’s Letterhead]
[Date]
[NAME OF AUDITORS]
[ADDRESS]
Investment No. 29759
Argentina: Banco de Galicia y Buenos Aires S.A.
Ladies and Gentlemen:
We hereby authorize and request you to give to International Finance Corporation (“IFC”) of 2121 Pennsylvania Avenue, N.W., Washington, D.C. 20433, United States of America (“IFC”), all such information as IFC may reasonably request with regard to (i) the financial statements of the undersigned company, both audited and unaudited, and (ii) any management letter and other communications from you to our company or its management, all of which we have agreed to supply under the terms of a Loan Agreement between the undersigned company and IFC dated September 8, 2010 (the “Loan Agreement”). For your information, we enclose a copy of the Loan Agreement.
For our records, please ensure that you send us (i) a copy of all written communications you receive from IFC immediately upon receipt thereof, and (ii) a copy of all communications made by you to IFC immediately upon issuance thereof.

Yours truly, BANCO DE GALICIA Y BUENOS AIRES S.A.
By:
Name:
	Title:	[Authorized Representative]*
Enclosure

cc:	Director, Global Financial Markets Department International Finance Corporation 2121 Pennsylvania Avenue, N.W. Washington, D.C. 20433 United States of America

*	As named in the Borrower’s Certificate of Incumbency and Authority (see Schedule 1).

SCHEDULE 7

FORM OF INVESTMENT REPORT

Eligible
Sub-
	Company	Loan	Interest			BCRA				Description of Use
	Name	Amount	Rate*	Maturity	Industry	Ratings	Assets**	Sales**	Collateral***	of Proceeds
Sub-borrower 1
Sub-borrower 2
Sub-borrower 3
Sub-borrower 4

*	Specify if Floating or Fixed.

**	USD equivalent as of latest date available (within 3 months prior to disbursement request date).

***	Detailed description of the collateral, including latest valuation, latest valuation date, and valuation method used.

SCHEDULE 8

FORM OF ELIGIBLE SUB-LOANS STATUS REPORT

		Outstanding				Outstanding
	Initial	Principal	Scheduled	Scheduled		Principal
	Eligible Sub-	Amount prior to	Principal	Principal	Principal	Amount as of	Interest	Interest	Interest			BCRA			Description of
	loan Amount	Payment Date	Due	Paid	Prepayment	Payment Date	Due	Paid	Rate*	Maturity	Industry	Rating	Assets**	Sales**	Use of Proceeds	Collateral ***
Sub-borrower/borrower of pledged loan 1
Sub-borrower/borrower of pledged loan 2
Sub-borrower/borrower of pledged loan 3
Sub-borrower/borrower of pledged loan 4

*	Specify if fixed or floating

**	USD equivalent as of latest date available (within 3 months prior to disbursement request date)

***	Detailed description of the collateral, including latest valuation, latest valuation date, and valuation method used.

SCHEDULE 9

INFORMATION TO BE INCLUDED IN ANNUAL REVIEW OF OPERATIONS
(See Section 5.04 (b) (iv) of the Loan Agreement)
[The content of this Schedule should be reviewed with the Investment Officer to determine any revisions appropriate for a particular transaction]
(1)	Sponsors and Shareholdings. Information on significant changes in share ownership of Borrower, the reasons for such changes, and the identity of major new shareholders.
(2)
Country Conditions and Government Policy. Report on any material changes in local conditions, including government policy changes, that directly affect the Borrower (e.g. changes in government economic strategy, taxation, foreign exchange availability, price controls, and other areas of regulations.)

(3)
Management and Technology. Information on significant changes in (i) the Borrower’s senior management or organizational structure, and (ii) technology used by the Borrower, including technical assistance arrangements.

(4)	Corporate Strategy. Description of any changes to the Borrower’s corporate or operational strategy, including changes in products, degree of integration, and business emphasis.
(5)	Markets. Brief analysis of changes in Borrower’s market conditions (both domestic and export), with emphasis on changes in market share and degree of competition.
(6)
Operating Performance. Discussion of major factors affecting the year’s financial results (sales by value and volume, operating and financial costs, profit margins, capacity utilization, capital expenditure, etc.).

(7)	Financial Condition. Key financial ratios for previous year, compared with ratios covenanted in the Loan Agreement.
(8)
AML/CFT. At least one of the following: (i) a report by the AML/CFT Officer on the implementation of, and compliance with, the Borrower’s AML/CFT policies, procedures and controls; (ii) an internal or external auditor’s assessment on the adequacy of the Borrower’s policies, procedures and controls for AML/CFT; or (iii) a report by the AML/CFT regulator of the Borrower concerning the Borrower’s compliance with local AML/CFT laws and regulations;

SCHEDULE 10

FORM OF PORTFOLIO REPORT
(See Section 5.04 (b) of the Loan Agreement)
Bank Name:
Date of Financial Year Ending (dd/mm/yy)
Exchange Rate (Local Currency/US$)

Portfolio >90 days
	Portfolio		overdue		Annual Disbursements
		Outstanding		Outstanding		Total Disbursed
Loan Type	Number	Balance (US$)	Number	Balance (US$)	Number	FY ____ (US$)

Consumer

Housing Loans
Other Consumer

Commercial Loans (MSME & Corporate)

<US$1,000
<US$5,000
<US$10,000
<US$100,000
<US$1 million
<US$2 million
>US$2 million

Total Portfolio
Comments:

SCHEDULE 10

Guidelines for Completing this Table
•	Provide data as of the final day of the financial institution’s financial year unless otherwise specified.
•	Provide data in Dollars, using the exchange rate (Pesos/ $) at the end of the financial institution’s financial year if applicable.
•
It is important that the table be filled in exactly as it is presented above, using the pre-established loan size categories as IFC will be aggregating data across clients and requires this for comparability.

•	Loans should be put into loan type categories based on the size of the loan at origination.
•	For overdue loans please report total loan amounts outstanding for which payments have not been made (and not just the overdue portion).
•	Do not include penalties and fees in the outstanding balances.
•	Loans to individuals for business purposes should be included in commercial loans, not consumer loans.
•
Disbursements should include all loans disbursed over the course of the year. Where loans are disbursed in tranches over two financial year periods, please include the full disbursement amount in the year of the first disbursement.

•	Please provide comments on any unusual aspects of the date in this table, or aberrations from these guidelines.

SCHEDULE 11

FORM OF S&E PERFORMANCE REPORT
(See Section 5.04 (d) of the Loan Agreement)
Please provide responses to the questions below. Please include additional sheets or attachments as required to provide details on questions that have been answered Yes.

Name of Organization
Completed by (name):
Position in organisation:		Date:
Reporting period	From:		To:
Report Covering Period:

From:	To:
For the reporting period, please provide the following information about your portfolio where applicable:
(a) FI Business Lines

Total exposure
		outstanding for most	Average loan or
		recent FY year end	transaction size
Product line	Description	(in US$)	(in US$)
Retail banking/Consumer loans	Loans or other financial products for individuals (includes retail housing finance and vehicle leasing)
Long term:
Transactions with tenor greater than 12 months
SME	Any lending, leasing or other financial assistance to any corporate or legal entity other than an individual, with individual transactions less than US $1 million
Project finance/Large Corporate finance	Any lending, leasing or other financial assistance to any corporate or legal entity other than an individual, with individual transactions larger than US $1 million
Trade finance
Short term (ST):
Transaction with tenor less than 12 months
ST Corporate finance
ST Trade finance
Other
Microfinance
Other (if applicable)	Please describe
(b) Exposure by Industry Sectors

If there is any exposure in the area of SME or large corporate/project finance (your corporate portfolio), please provide an indicative % of portfolio that these sectors represent of the total corporate portfolio.

Outstanding
		exposure (in	% of corporate
S. No	Industrial Sector	US$)	portfolio
Animal Production
Apparel
Chemicals
Collective Investment Vehicles
Common Carriers
Construction and Real Estate
Consumer Goods
Crop Production
Electrical Equipment, Appliances and Components
Fabric Mills
Fabricated Metal Product Manufacturing
Finance & Insurance
Finishing (Dyeing, Printing, Finishing, etc.)
Fishing
Food & Beverages
Forestry
Furniture and Related Products
Integrated Textile Operation (Spinning, Weaving/Knitting, but no Garment )
Internet Projects
Leather and Allied Products
Machinery and Other Industrial
Nonmetallic Mineral Product Manufacturing
Oil, Gas and Mining
Plastics & Rubber
Primary Metals
Printing & Publishing
Pulp & Paper
Spinning (Yarn, Including Integrated with Fiber Production)
Telecommunications
Textiles — Others
Transport Service
Transportation Equipment
Utilities
Warehousing & Storage

Wholesale and Retail Trade covering any of the following. Gasoline stations, dry cleaners, printing, large auto and truck fleets, photographic film processing and any operations involving the use of any chemical of biological wastes or materials

Wood Products
Total

If engaged in long term SME or large corporate/project finance, please provide information as requested of all loan assets meeting the following conditions:
•	Longer than twelve (12) months tenor
•	Larger than US $1 million outstanding exposure

	Type of loan		Value of		Any environmental and social
Company/	(large corporate/	Tenor of loan	exposure	Industry	risks and measures taken to
Project name	SME/trade finance)	(months)	(US$ mn)	Sector[4]	mitigate the risks

[4]	Please use any standard classification or the sectors listed in the earlier table

Section 1.2 Social & Environmental Management System (SEMS)

Policies & Processes	Yes/No
Has your organization developed and implemented an SEMS?		If yes, please attach a copy of the SEMS to this report.
If there is an SEMS already in place, have there been any updates to the SEMS or policy and procedures adopted by your organization during the reporting period?		If yes, please provide a copy of the updates including dates and reasons for the same.
Has senior management signed off on the updated policy/procedure?		If yes, please provide the date and internal communication indicating the same.
Please give details of any transactions rejected on environmental, health, safety or social grounds.
Please state any difficulties and/or constraints related to the implementation of the social and environmental procedures.
Please describe how you ensure that your clients and their projects are operated in compliance with the National laws and regulations and the Performance Standards.
Please provide two sample internal S&E review reports conducted for projects considered last year. (Only applicable if the Performance Standards is an S&E Requirement)
Please give details of any material social and environmental issues associated with borrowers during the reporting period in particular.
Capacity	Yes/No
Please provide the name and contact information of the Environmental Officer or Coordinator who has the overall responsibility for the implementation of SEMS.		Please describe the training or learning activities the Environmental Officer or Coordinator attended during year.
Please provide current staffing of other core SEMS persons in the organization involved with SEMS implementation.		Please describe the training provided to the SEMS persons and other team members during year.
What was the budget allocated to the SEMS and its implementation during the year?		Please provide budget details including staff costs and training as well as any actual costs.
Monitoring	Yes/No
Do you receive any non-financial reporting from industrial projects that you finance?		If yes, please describe and provide supporting documents including any social and environmental considerations if applicable.
Do you check for ongoing compliance of your projects with national regulation and any other requirements such as the Performance Standards?		If yes, please describe the process including any social and environmental considerations if applicable.
Please describe how you monitor the client and project social and environmental performance. Please provide the following information:		Please describe and provide supporting documents and please provide information on the number of projects where a field visit was conducted by staff to review aspects including social and environmental issues.
• Number of projects n portfolio classified as category A or B
• Number providing annual reports
• Number of projects where a field visit was conducted by a bank staff to review aspects including and social and environmental issues
Please provide details of any accidents/ litigation/complaints/regulatory notices and fines:
• Any incidents of non-compliance with the S&E Requirements
• Covenants/conditionalities imposed by the Bank as a result of any non-compliance
Reporting	Yes/No
Is there an internal process to report on social and environmental issues to Senior management?		If yes, please explain the process, reporting format and frequency and actions taken if any.
Do you prepare any social and environmental reports:		If yes, please provide copies of these reports.
• For other MLAs
• Other stakeholders
• S&E reporting in the Annual Report
• Sustainability reports

Activities on IFC Exclusion List

If any, please indicate the dollar percentage of loans or investments out of your total outstanding exposure provided to clients who are substantially involved in IFC excluded activities.	—%
If the percentage is not zero, please explain these exposures and any steps having been taken to reduce such exposure.
Sustainable finance
Have you made any investments in projects that have social and environmental benefits such as investing in management systems, energy efficiency, renewable energy, cleaner production, pollution management, supply chain greening, corporate social responsibility, community development etc? Please list these in the format provided below:

	Value financed by the company	Type of social and environmental
Project Name	(US$ million)	benefit[5]

[5]	Examples are cleaner production, energy efficiency, renewable energy, carbon finance, management system improvement, sustainable supply chain, corporate social responsibility etc.

SCHEDULE 12

SEMS PLAN
(See Section 5.01 (j) of the Loan Agreement)

Type of Action	Suggested Action	Timeframe
Enhancing the SEMS per the Applicable Requirements	The Borrower shall revise its S&E Management System to: • Incorporate the latest version of the IFC Exclusion List for screening Relevant Financing Operations; and	Within 3 months of Commitment
• Include screening projects against applicable IFC Performance Standards. The IFC Performance Standards are available on http://www.ifc.org/ifcext/enviro.nsf/Content/EnvSocStandards

Staff training	The Borrower shall ensure that all staff responsible for implementation of the S&E Management System is trained to be able to ensure its effective implementation.	At all times